AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 1999

================================================================================
                                                       REGISTRATION NO. 33-64799
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                         POST EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933


                        CONSTELLATION ENERGY GROUP, INC.
             (Exact name of registrant as specified in its charter)


          MARYLAND                         4931                  52-1964611
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


                                 DAVID A. BRUNE
                                 VICE PRESIDENT
                            39 West Lexington Street
                            Baltimore, Maryland 21201
                                 (410) 234-5511
                    (Address, including zip code, and telephone number,
                including area code, of registrant's principal executive offices and agent for service)

                        ------------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Amendment becomes effective and all other conditions to the share exchange between the common shareholders of Baltimore Gas and Electric Company and Constellation Energy Group, Inc. pursuant to the Agreement and Plan of Share Exchange described in the Proxy Statement/Prospectus contained herein have been satisfied or waived.

       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                 ---------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

                                EXPLANATORY NOTE

                  This Post Effective Amendment No. 1 relates to the possible issuance of shares of common stock, no par value, of Constellation Energy Group, Inc. which were originally registered on a Registration Statement on Form S-4 to which this is a post effective amendment. The registration fee in respect of the common stock was paid at the time of the original filing of the Registration Statement on Form S-4 relating to such shares of Constellation Energy Group, Inc. common stock.

--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

                            AND PROXY STATEMENT FOR

                      BALTIMORE GAS AND ELECTRIC COMPANY

--------------------------------------------------------------------------------
                                 PROSPECTUS FOR


                        CONSTELLATION ENERGY GROUP, INC.















                       BALTIMORE GAS AND ELECTRIC COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS


                                 APRIL 16, 1999


                            MORRIS MECHANIC THEATRE
                                25 HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201






[L0GO OF CONSTELLATION ENERGY]                                     [LOGO OF BGE]

--------------------------------------------------------------------------------


  CHRISTIAN H. POINDEXTER         BALTIMORE GAS AND ELECTRIC COMPANY
  CHAIRMAN, PRESIDENT                         39 W. LEXINGTON STREET
  AND CHIEF EXECUTIVE OFFICER              BALTIMORE, MARYLAND 21201

March 5, 1999

[LOGO OF BGE]





                Dear Shareholder:


                You are invited to attend our annual meeting of shareholders to be held on Friday, April 16, 1999, at 10:00 a.m. at the Morris Mechanic Theatre located at 25 Hopkins Plaza in downtown Baltimore. Enclosed is our 1998 annual report to shareholders for your review.


                The enclosed proxy statement and prospectus discusses the important matters to be considered at this year's meeting, including approval by our common shareholders of a share exchange, which would result in the formation of a holding company for BGE. While all of our common and preference shareholders are receiving notice of the meeting, only common shareholders may vote at the meeting.


                The enclosed proxy card lists all matters that require the vote of our common shareholders. PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE PRE-ADDRESSED, POSTAGE PAID ENVELOPE PROVIDED. This will allow your shares to be voted whether or not you plan to attend the meeting. If you plan to be at the meeting, please check the box on your proxy card.


                The Mechanic Theatre is handicapped-accessible. In addition, if you need any special accommodations, please indicate them on your proxy card.


                Thank you for your continued support of Baltimore Gas and Electric Company.



                Sincerely,

                /s/ C.H. Poindexter

                Chairman of the Board, President
                and Chief Executive Officer

--------------------------------------------------------------------------------

                      BALTIMORE GAS AND ELECTRIC COMPANY
                 Notice of 1999 Annual Meeting of Shareholders






     Our annual meeting of shareholders will be held on FRIDAY, APRIL 16, 1999 at 10:00 a.m., at the Morris Mechanic Theatre, 25 Hopkins Plaza, Baltimore, Maryland, to:


   1. approve a one-for-one common stock share exchange with Constellation Energy Group, Inc., resulting in Constellation Energy becoming the holding company for BGE,


   2. elect fifteen directors for one year terms,


   3. ratify PricewaterhouseCoopers LLP as our independent accountants for 1999,


   4. vote on a shareholder proposal concerning Calvert Cliffs' license extensions,


   5. vote on a shareholder proposal concerning confidential voting, and


   6. transact any other business that properly comes before the meeting.


     We discuss the matters to be voted on at the annual meeting in the attached proxy statement and prospectus.


     Only common shareholders of record as of February 18, 1999 will be entitled to vote at the meeting. Common and preference shareholders are entitled to notice of the meeting. BGE's stock transfer books will not be closed before the annual meeting.






                                                  David A. Brune
                                                    Secretary


March 5, 1999

--------------------------------------------------------------------------------

                              PROXY STATEMENT FOR

                      BALTIMORE GAS AND ELECTRIC COMPANY'S

                      1999 ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                PROSPECTUS FOR CONSTELLATION ENERGY GROUP, INC.

                         154 MILLION SHARES OF COMMON STOCK


     BGE is sending you this proxy statement and prospectus in connection with our annual meeting to be held Friday, April 16, 1999, at 10:00 a.m. You are asked to vote on several matters that will be brought up at the annual meeting, including a one-for-one share exchange between the holders of BGE common stock and Constellation Energy Group, Inc. If the share exchange is approved, Constellation Energy will become the holding company of BGE and all of the other companies currently owned by BGE. BGE's common shareholders will then become common shareholders of Constellation Energy. PLEASE SEE PAGE 5 FOR A DISCUSSION OF RISKS ASSOCIATED WITH THE SHARE EXCHANGE.


     BGE common stock is listed on the New York Stock Exchange under the symbol "BGE." If the share exchange is approved, we expect that Constellation Energy's common stock will be listed on the same exchange under the symbol "CEG." BGE's common stock will then be delisted.


     Please mark your vote on the enclosed proxy card and mail it to BGE in the enclosed postage-paid envelope. YOUR VOTE IS IMPORTANT!


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this proxy statement and prospectus. Any representation to the contrary is a criminal offense.


     The date of this proxy statement and prospectus is March 5, 1999. It and the annual report to shareholders are being sent to shareholders on or about March 5, 1999.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS



                                                                               PAGE
                                                                              -----
MATTERS YOU ARE VOTING ON .................................................     1
PROPOSAL NO. 1 -- APPROVAL OF THE SHARE EXCHANGE AND
  FORMATION OF THE HOLDING COMPANY ........................................     2
  Summary Questions and Answers About the Share Exchange ..................     2
  Risk Factors ............................................................     5
  Reasons for Forming a Holding Company ...................................     6
  Constellation Energy's Business .........................................     7
   Constellation Energy Group, Inc. .......................................     7
   BGE ....................................................................     7
   Other Constellation Energy Subsidiaries ................................     9
  Dividends ...............................................................    10
  Directors and Executive Officers of Constellation Energy and BGE ........    10
  Constellation Energy Capital Stock ......................................    11
  Comparative Shareholder Rights ..........................................    12
  Material Federal Income Tax Consequences ................................    14
  Accounting Treatment ....................................................    15
  BGE Stock Plans .........................................................    15
  Market Value of BGE Common Stock ........................................    15
  Regulatory Approvals ....................................................    16
  Conditions to the Share Exchange ........................................    16
  Amendment or Termination ................................................    16
  Implementation of the Share Exchange ....................................    16
  Exchange of BGE Common Stock Certificates ...............................    17
  Listing of Constellation Energy Common Stock ............................    17
  Exemption from Public Utility Holding Company Act of 1935 ...............    17
  Preference Stock of BGE .................................................    18
  Obtaining Fair Value for BGE Common Stock ...............................    18
PROPOSAL NO. 2 -- ELECTION OF BGE DIRECTORS ...............................    19
  Nominees for the Board of Directors .....................................    19
  Committees of the Board of Directors ....................................    20
  Directors' Compensation .................................................    21
  Certain Relationships and Transactions ..................................    22
  Section 16(a) Beneficial Ownership Reporting Compliance .................    22
  Compensation Committee Interlocks and Insider Participation .............    22

                                                               TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                                 PAGE
                                                                                -----
  Security Ownership ........................................................    23
  Executive Compensation ....................................................    24
  Common Stock Performance Graph ............................................    28
  Report of the Committee on Management on Executive Compensation ...........    29
PROPOSAL NO. 3 -- RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS
  INDEPENDENT ACCOUNTANTS FOR 1999 ..........................................    32
PROPOSAL NO. 4 -- A SHAREHOLDER PROPOSAL CONCERNING CALVERT CLIFFS'
  LICENSE EXTENSIONS ........................................................    32
PROPOSAL NO. 5 -- A SHAREHOLDER PROPOSAL CONCERNING CONFIDENTIAL VOTING .....    34
GENERAL QUESTIONS AND ANSWERS ON VOTING PROCEDURES ..........................    36
SUBMISSION OF SHAREHOLDER PROPOSALS FOR NEXT YEAR ...........................    38
WHERE YOU CAN GET MORE INFORMATION ..........................................    38
FORWARD LOOKING STATEMENTS ..................................................    39
VALIDITY OF CONSTELLATION ENERGY COMMON STOCK ...............................    40
EXPERTS .....................................................................    40
APPENDICES:
  Appendix A -- Agreement and Plan of Share Exchange
  Appendix B -- Amended and Restated Articles of Incorporation
  Appendix C -- By-laws


     THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT BGE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN OR ORAL REQUEST. PLEASE CONTACT:


            BGE SHAREHOLDER SERVICES
            39 W. LEXINGTON STREET
            BALTIMORE, MD. 21201
            (410)783-5920


TO OBTAIN TIMELY DELIVERY, SHAREHOLDERS MUST REQUEST THE INFORMATION NO LATER THAN APRIL 9, 1999.


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

TABLE OF CONTENTS

                           MATTERS YOU ARE VOTING ON

PROPOSAL NO. 1 APPROVAL OF THE SHARE EXCHANGE AND FORMATION OF THE HOLDING
COMPANY

     This proposal is to approve a one-for-one share exchange between BGE common shareholders and Constellation Energy Group, Inc., which will then become the holding company of BGE and all of the other companies currently owned by BGE, pursuant to the Agreement and Plan of Share Exchange attached as Appendix A. If the share exchange is approved, you will own common stock in Constellation Energy, instead of BGE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


PROPOSAL NO. 2 ELECTION OF BGE DIRECTORS

     Each of our Directors is elected every year at the annual meeting for a one year term. All of the nominees, except Adm. Larson and Mr. Becker, were elected as a director at the 1998 annual meeting. Each of the nominated directors agrees to serve if elected. However, if for some reason one of them is unable to accept nomination or election, your proxies will vote for the election of another person nominated by the Board of Directors, unless the Board reduces the number of directors. Biographical information for each of the nominees and other information about them is presented beginning on page 19. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


PROPOSAL NO. 3 RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR 1999

     This proposal is to ratify the Board of Directors' selection of PricewaterhouseCoopers LLP as BGE's independent accountants for 1999. See Proposal No. 3 on page 32. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


PROPOSAL NO. 4 SHAREHOLDER PROPOSAL CONCERNING CALVERT CLIFFS' LICENSE
EXTENSIONS

     A shareholder proposal concerning the Calvert Cliffs license extension and BGE's Board of Directors' response begin on page 32. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.


PROPOSAL NO. 5 SHAREHOLDER PROPOSAL CONCERNING CONFIDENTIAL VOTING

     A shareholder proposal concerning confidential voting and BGE's Board of Directors' response begin on page 34. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.


OTHER BUSINESS MATTERS

     The Board of Directors is not aware of any other business for the annual meeting. However, if any

   o other matters come before the meeting that have not been timely filed by a shareholder in accordance with Rule 14a-4(c) of the Securities Exchange Act of 1934,

   o of the persons named to serve as directors are unable to serve or for good cause will not serve,

   o shareholder proposal which is not in this proxy statement or on the proxy card pursuant to Rule 14a-8 or 14a-9 of the Securities Exchange Act of 1934 is presented for action at the meeting, or

   o matters concerning the conduct of the meeting are presented for action then shareholders present at the meeting will vote on such items. If you are represented by proxy, your proxy will vote your shares using his best judgment.

                                                       MATTERS YOU ARE VOTING ON

     PROPOSAL NO. 1 -- APPROVAL OF THE SHARE EXCHANGE AND FORMATION OF THE
                                HOLDING COMPANY

             SUMMARY QUESTIONS AND ANSWERS ABOUT THE SHARE EXCHANGE

     The following questions and answers briefly describe the share exchange and formation of the holding company, but may not include all the information about the proposal that is important to you. For more complete information, please read this entire proxy statement and prospectus, including the exhibits, and the other documents to which we refer. See "Where You Can Get More Information" on page 38.


WHY IS BGE PROPOSING TO FORM A HOLDING COMPANY?

We believe that a holding company structure will provide the financial and regulatory flexibility needed to effectively compete in the unregulated energy business while continuing to operate our regulated utility business. Constellation Energy will be able to raise capital for its unregulated businesses in the public markets, which is an efficient and cost effective way to finance businesses. BGE is prohibited from doing this under Maryland public utility law. See "Reasons for Forming a Holding Company" on page 6.


WILL I HAVE TO PHYSICALLY EXCHANGE MY BGE COMMON STOCK CERTIFICATES FOR CONSTELLATION ENERGY COMMON STOCK CERTIFICATES?

No. Your BGE common stock certificates will automatically represent an equal number of shares of Constellation Energy common stock when the share exchange is complete. See "Exchange of BGE Common Stock Certificates" on page 17.


WILL I CONTINUE TO RECEIVE DIVIDENDS?

After the share exchange, you will receive dividends from Constellation Energy, when declared by its Board of Directors. It is expected that Constellation Energy common stock dividends will initially be paid at the same rate and at the same time as BGE paid them. See "Risk Factors" on page 5.


WILL MY RIGHTS AS A SHAREHOLDER BE AFFECTED?

Yes. Constellation Energy common shareholders' rights will be governed by Constellation Energy's charter and by-laws (forms of which are included as Appendices B and C, respectively, to this document). For a discussion of the differences between BGE's and Constellation Energy's charter and by-laws, see "Comparative Shareholder Rights" on page 12. BGE's preference stock is not being exchanged.


ARE THERE FEDERAL INCOME TAX CONSEQUENCES TO BGE'S COMMON SHAREHOLDERS?

No. No income, gain or loss will be recognized under federal income tax laws as a result of the share exchange, and your tax basis in the common stock you own will stay the same. See "Material Federal Income Tax Consequences" on page 14.


HOW WILL MY PARTICIPATION IN BGE'S SHAREHOLDER INVESTMENT PLAN BE AFFECTED?

All shares of BGE common stock you hold under this plan will be automatically exchanged for an equal number of shares of Constellation Energy common stock. Following the share exchange, the plan will provide for transactions in Constellation Energy common stock. See "BGE Stock Plans" on page 15.



                                       2
SUMMARY QUESTIONS AND ANSWERS
ABOUT THE SHARE EXCHANGE

HOW WILL BGE'S EMPLOYEE SAVINGS PLAN AND OTHER EMPLOYEE BENEFIT PLANS BE
AFFECTED?

BGE common stock held in BGE's Employee Savings Plan, Manager Long-Term Incentive Plan and the Long-Term Incentive Plan will automatically be exchanged for an equal number of shares of Constellation Energy common stock. Benefits under BGE's other employee benefit plans, such as the pension plan and health plans, will not change as a result of the share exchange because they do not issue common stock. See "BGE Stock Plans" on page 15.


WHAT WILL BE THE BUSINESS OF CONSTELLATION ENERGY?

After the share exchange, Constellation Energy will own the stock of two subsidiaries, BGE and Constellation Enterprises, Inc. BGE will continue to operate the regulated utility business, and Constellation Enterprises will continue to operate the unregulated businesses. See "Constellation Energy's Business" on page 7.

This is what the BGE corporate structure looks like now:


                                   BALTIMORE GAS AND
                                   ELECTRIC COMPANY
                                          |
                                          |
                                   Constellation
                                   Enterprises, Inc.
                                          |
                                          |
        --------------------------------------------------------------
        |                      |                |                    |
        |                      |                |                    |
BGE Home Products       Constellation     Constellation      Constellation
& Services, Inc.        Holdings, Inc.    Power Source, Inc. Energy Source, Inc.
                             |
        ---------------------|------------------
        |                    |                 |
        |                                      |
Constellation           Constellation     Constellation
Real Estate Group, Inc. Investments, Inc. Power, Inc.



NOTE: THIS CHART ONLY SHOWS THE PRIMARY OPERATING SUBSIDIARIES OF BGE.



                                       3
                                                   SUMMARY QUESTIONS AND ANSWERS
                                                        ABOUT THE SHARE EXCHANGE

This is what the holding company structure will look like after the share exchange:

                                 CONSTELLATION
                               ENERGY GROUP, INC.
                                     |
                                     |
              ------------------------------------------
              |                                        |
              |                                        |
     Baltimore Gas and                            Constellation
     Electric Company                             Enterprises, Inc.
                                                       |
                                                       |
         -----------------------------------------------------------
         |                     |               |                   |
         |                     |               |                   |
BGE Home Products       Constellation     Constellation      Constellation
& Services, Inc.        Holdings, Inc.    Power Source, Inc. Energy Source, Inc.
                               |
                               |
       ------------------------------------------
       |                                        |
       |                                        |
Constellation           Constellation     Constellation
Real Estate Group, Inc. Investments, Inc. Power, Inc.


NOTE: THIS CHART ONLY SHOWS THE PRIMARY OPERATING SUBSIDIARIES OF CONSTELLATION ENERGY GROUP, INC.


WHO WILL MANAGE CONSTELLATION ENERGY?

All 15 directors of BGE will be the directors of Constellation Energy immediately after the share exchange. Christian H. Poindexter will be Chairman of the Board, President and Chief Executive Officer of Constellation Energy. The other executive officers of Constellation Energy are expected to come from BGE. See "Directors and Executive Officers of Constellation Energy and BGE" on page 10.


HAVE ALL REGULATORY APPROVALS BEEN OBTAINED?

Most of the approvals have been received. The Federal Energy Regulatory Commission and the Pennsylvania Public Utility Commission have approved the share exchange. We expect to receive Nuclear Energy Regulatory Commission approval by April 1, 1999. We do not anticipate any problems with obtaining that approval. No Maryland Public Service Commission approval is required. See "Regulatory Approvals" on page 16.


WHEN WILL CONSTELLATION ENERGY BECOME THE HOLDING COMPANY?

We expect to form the holding company on or about April 30, 1999, assuming all conditions are met by then. See "Conditions to Share Exchange" on page 16.


WHAT VOTE IS REQUIRED TO APPROVE THE SHARE EXCHANGE?

The share exchange must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of BGE common stock. BGE's directors and executive officers combined beneficially own less than 1% of the outstanding common stock of BGE.



                                       4
SUMMARY QUESTIONS AND ANSWERS
ABOUT THE SHARE EXCHANGE

WILL BGE PREFERENCE STOCK OR DEBT BE EXCHANGED?

No. BGE preference stock will not be exchanged and will remain outstanding shares of BGE. BGE's outstanding debt will remain the obligation of BGE and will not become an obligation of Constellation Energy. See "Preference Stock of BGE" on page 18.


CAN I GET FAIR VALUE FOR MY BGE COMMON STOCK IF I OBJECT TO THE SHARE EXCHANGE?


No. Under Maryland law since BGE's stock was traded on the New York Stock Exchange on February 18, 1999, the record date for determining eligibility to vote on the share exchange, BGE's common shareholders cannot get fair value
(cash) for their stock if they object to the share exchange. Since BGE's preference stock is not being exchanged, these holders also do not have fair value rights. See "Obtaining Fair Value For BGE Common Stock" on page 18.


WHO CAN I CONTACT IF I HAVE ANY QUESTIONS?

The principal executive offices of both BGE and Constellation Energy are located at 39 W. Lexington Street, Baltimore, MD 21201. The telephone number for both companies is: 410-234-5000. In addition, BGE's Shareholder Services unit is available to answer your questions. You may contact them at the appropriate number listed below:


  Baltimore Metropolitan area       410-783-5920
  Within Maryland                 1-800-492-2861
  Outside of Maryland             1-800-258-0499

                                 RISK FACTORS


UNREGULATED BUSINESSES MAY INVOLVE MORE RISK
     Constellation Energy's unregulated subsidiaries intend to engage mostly in energy-related businesses. In the future, assuming the generation segment of our utility business is deregulated, we expect that unregulated businesses, which would include generation, will contribute more to Constellation Energy's overall earnings than BGE's regulated utility operations. However, the unregulated businesses are very competitive and may have different, and perhaps greater, investment risks and earnings fluctuations than the regulated utility business of BGE. As is the case now, we will not be able to recover any losses incurred by these businesses in BGE's utility rates and such losses could adversely affect the market value of Constellation Energy.


AMOUNT OF DIVIDENDS ON CONSTELLATION ENERGY COMMON STOCK CANNOT BE ASSURED

     Constellation Energy does not now, nor will it initially after the share exchange, directly conduct any business from which it will earn revenues or produce cash. Constellation Energy plans to pay its expenses by billing its subsidiaries for services it performs for them. Constellation Energy plans to pay dividends on its common stock from dividends it receives from its subsidiaries. The amount of the subsidiaries' dividends to Constellation Energy depend upon the future earnings, financial condition, capital requirements and regulation of those companies. While we currently anticipate that dividends received by Constellation Energy from its subsidiaries will be sufficient to enable it to pay dividends on its common stock, there can be no guarantee of the amount of any quarterly dividends paid, if at all.

                                                                    RISK FACTORS

ANTI-TAKEOVER PROVISIONS OF MARYLAND LAW AND CONSTELLATION ENERGY'S CHARTER AND
   BY-LAWS

     Some provisions of Maryland law and Constellation Energy's charter and by-laws could discourage transactions that involve an actual or threatened change of control of Constellation Energy. These include provisions such as changes to the by-laws, advance notice of matters to be brought before a meeting of shareholders and removal of directors. Because Constellation Energy will not be subject to the same regulatory oversight afforded BGE's regulated utility operations, it may be more vulnerable than BGE to unsolicited attempts to acquire control. The provisions in Constellation Energy's charter and by-laws are designed to compensate for this vulnerability by improving the ability of Constellation Energy's Board of Directors to prevent transactions that, in the Board's opinion, do not maximize long-term shareholder value or are otherwise not in the best interest of shareholders. They may, however, delay, discourage or prevent an unsolicited takeover attempt that a shareholder might believe is in his interest. This could include takeover attempts that would pay a premium over the market price for Constellation Energy common stock.


                     REASONS FOR FORMING A HOLDING COMPANY


GENERAL

     BGE's traditional regulated business of providing electricity and natural gas to customers in its service territory is being opened to competition, as discussed in the next section. Partially in response to this competitive environment, BGE has increased its unregulated, energy-related business. However, under Maryland public utility law, BGE cannot raise capital for its unregulated businesses. Since we anticipate that in the future the capital needs of the unregulated businesses will be greater than that of BGE, the holding company structure will separate the operation of the regulated business from the unregulated businesses, allowing Constellation Energy to raise capital for its unregulated businesses in the public markets, which is more efficient and cost effective. In addition, the capital structure of each unregulated business may be tailored to suit its individual business. These factors will enhance Constellation Energy's competitiveness.

     A holding company structure is common for companies engaged in multiple lines of business and is preferred by the investment community because it is easier to analyze and value individual lines of business. A holding company structure also makes it easier for regulators to assure that there is no cross-subsidization of costs or transfer of business risk from unregulated to regulated lines of business. Finally, a holding company structure provides the regulated utility legal protection from the results of unregulated business activities.


COMPETITION

     In recent years, federal and state initiatives have promoted the development of competition in the sale of electricity and gas. In general, these initiatives have sought to unbundle the integrated services that electric and gas utilities have traditionally provided and to enable customers to purchase electricity and gas directly from suppliers other than their local utilities.

     With the passage of the Energy Policy Act of 1992, there has been a significant increase in the level of competition for the generation and sale of electricity at wholesale. The Energy Policy Act reduces barriers to market entry for companies that wish to build, own and operate electric generating facilities, and it also promotes competition by authorizing the Federal Energy Regulatory Commission (FERC) to require electric utilities to provide transmission service to other companies for wholesale power transactions. In 1996, the FERC issued Order 888 requiring electric utilities to make the utility transmission systems available to wholesale sellers and buyers of electric energy on a non-discriminatory basis. This means that other companies may use BGE's transmission system to transport electricity to their customers.

REASONS FOR FORMING A HOLDING COMPANY

     Also, BGE is a member of the Pennsylvania-New Jersey-Maryland interconnection which is an independent system operator that controls and operates electric transmission facilities in this region as an integrated system on a non-discriminatory basis. The interconnection provides open access to the transmission facilities of all of its members based on tariffs filed with the FERC.

     At the retail level, many states are implementing "retail access" programs giving electric retail customers the option to choose among energy suppliers. Maryland is considering offering a retail access program beginning in July 2000. See "Constellation Energy's Business -- BGE" below for a further discussion.

     Similar events have already occurred in the gas utility industry. Two decades ago, the price of gas was regulated from the original producer and supplier through the ultimate end-user. Currently, there is no regulation over the wholesale price of natural gas as a commodity, and the regulation of interstate transmission at the federal level has been reduced. All BGE industrial and commercial gas customers have the option to purchase gas from other suppliers. A pilot program is currently in place allowing BGE's residential gas customers the option to purchase gas from other suppliers, including BGE Home Products & Services, Inc. Currently, this program is open to over 50,000 residential customers and in November 1999, will be open to all residential customers.


                        CONSTELLATION ENERGY'S BUSINESS


CONSTELLATION ENERGY GROUP, INC.
     The name of the holding company will be Constellation Energy Group, Inc. All of its outstanding shares of common stock are currently owned by BGE. These shares will be cancelled when the share exchange is completed.

     Following the share exchange, Constellation Energy will own all the outstanding BGE and Constellation Enterprises common stock. Constellation Energy will finance its expenses, investment in its subsidiaries and various transactions that it may undertake from:

     o dividends it receives from its subsidiaries,

     o loans from financial institutions,

     o sales of equity and debt securities, and

     o payments from subsidiaries for services it performs on their behalf.

     Constellation Energy will not be subject to regulation by the Maryland Public Service Commission, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission or the Pennsylvania Public Utility Commission, except to the extent that the rules or orders of these agencies impose restrictions on Constellation Energy's relationship with BGE or BGE's relationship with Constellation Energy's other subsidiaries.

     Constellation Energy will be a "public utility holding company" under the Public Utility Holding Company Act of 1935. However, Constellation Energy expects to obtain an exemption from most of the provisions of that law. See "Exemption from Public Utility Holding Company Act of 1935" on page 17.


BGE

     BGE's utility business includes both electric and gas businesses. The electric business generates, purchases, and sells electricity. The gas business purchases, transports, and sells natural gas. The focus of these activities is serving customers in BGE's service territory.

                                                 CONSTELLATION ENERGY'S BUSINESS

     BGE also owns two-thirds of the outstanding capital stock, including one-half of the voting stock, of Safe Harbor Water Power Corporation. Safe Harbor produces hydroelectric power on the Susquehanna River at Safe Harbor, Pennsylvania.

     BGE furnishes electric and gas retail service in the City of Baltimore and in all or part of ten counties in Central Maryland. The electric service territory includes an area of approximately 2,300 square miles with an estimated population of 2.6 million. The gas service territory includes an area of more than 600 square miles with an estimated population of 2.0 million. There are no municipal or cooperative wholesale customers within the service territory. The two units at Calvert Cliffs nuclear power plant are the principal generating facilities. Following the share exchange, BGE will continue to directly operate its utility business.

     BGE's utility business is subject to regulation by the Maryland Public Service Commission (Maryland PSC), the FERC, the Nuclear Regulatory Commission and other governmental agencies. The Maryland PSC regulates BGE's electric and gas rates and the issuance of its securities. The FERC regulates BGE's rates for sales at wholesale, rates for electric transmission and interconnections with other utilities and short-term borrowings. The Nuclear Regulatory Commission regulates the Calvert Cliffs nuclear power plant.

     On July 1, 1998, BGE and all other Maryland investor-owned electric utilities filed with the Maryland PSC their individual proposals for the transition from a regulated electric supply system to one where generation is priced based on a competitive retail electric market. BGE's plan proposed that:


   o all customers would be able to choose other suppliers or BGE's service,

   o BGE would guarantee its service at rates frozen until July 2002. Prices would then be adjusted for inflation until the transition is complete, but not beyond 2008,

   o customers who choose an alternate supplier would receive a shopping credit. This credit would reduce their BGE bill by the market value of capacity, energy, and other services that BGE no longer provides those customers,

   o BGE would attempt to reduce potentially stranded investments by lowering operating costs and applying all earnings in excess of its authorized rate of return to accelerate the depreciation of generation assets. This would lower the generation asset book values to their competitive market values thereby reducing any potentially stranded investment,

   o market value of generation assets would be determined by annual independent appraisals beginning in 2002 and continuing through the transition period,

   o when the difference between the book value and market value of generation assets is within 10%, the transition period would end and a non-bypassable surcharge would be applied to customers' bills to recover the remaining stranded investments over a two-to-three year period, and

   o net regulatory assets and nuclear decommissioning costs would continue to be collected from customers through the regulated transmission and distribution business.

     All the other parties participating in the BGE proceeding before the Maryland PSC filed positions in response to our proposal on December 22, 1998. The Maryland PSC will hold hearings to examine our proposal and the counter proposals of the other parties in the spring of 1999. In the meantime, settlement negotiations are ongoing. Absent a settlement, the Maryland PSC is scheduled to issue an order by October 1, 1999.

CONSTELLATION ENERGY'S BUSINESS

OTHER CONSTELLATION ENERGY SUBSIDIARIES

     After the share exchange, the only two direct subsidiaries of Constellation Energy will be BGE and Constellation Enterprises, Inc. Constellation Enterprises, in turn, directly owns the stock of several other companies primarily engaged in unregulated energy-related businesses, discussed below. See page 4 for a chart of the proposed holding company structure.

CONSTELLATION POWER SOURCE, INC. provides power marketing and risk management services to wholesale customers in North America by purchasing and selling electric power, other energy commodities, and related derivatives.

     Constellation Power Source's business activities include trading:
     o electricity,
     o other energy commodities, and
     o related derivative contracts.

     In addition, Constellation Power Source and Goldman, Sachs Capital Partners II L.P., an affiliate of Goldman, Sachs & Co., have formed Orion Power Holdings, Inc. to acquire electric generating plants in the United States and Canada.

CONSTELLATION POWER, INC. and its subsidiaries develop, own, and operate domestic and international power projects and manage power projects owned by Constellation Investments, Inc. and Orion.

CONSTELLATION ENERGY SOURCE, INC. offers energy products and services designed to primarily provide solutions to the energy needs of mid-sized commercial and industrial customers. These energy products and services include:
     o wholesale and retail natural gas marketing services,
     o a full range of heating, ventilation, air-conditioning, and energy services,
     o energy consulting and power-quality services,
     o services to enhance the reliability of individual electric supply systems,
     o customized financing alternatives, and
     o retail electricity, as available.

BGE HOME PRODUCTS & SERVICES, INC. and its subsidiaries offer services to residential and small commercial customers, including:
     o the sale and service of electric and gas appliances,
     o home improvements,
     o the sale and service of heating, air-conditioning, plumbing, electrical, and indoor air quality systems, and
     o natural gas retail marketing.

CONSTELLATION INVESTMENTS, INC. engages in financial investments, including:
     o marketable securities,
     o financial limited partnerships, and
     o financial guaranty insurance companies.

CONSTELLATION REAL ESTATE GROUP, INC. develops, owns, and manages real estate and senior-living facilities, including:
     o land under development in the Baltimore - Washington corridor,
     o an entertainment, dining, and retail complex in Orlando, Florida,
     o a mixed-use, planned-unit development, and
     o a 41.9% equity interest in Corporate Office Properties Trust, a real estate investment trust.

                                                 CONSTELLATION ENERGY'S BUSINESS

                                   DIVIDENDS

     After the share exchange, former BGE common shareholders, who will be Constellation Energy common shareholders, will receive dividends on Constellation Energy common stock when and if declared by the Board of Directors of Constellation Energy. Dividends on Constellation Energy common stock are expected to be paid initially at the same rate and at the same time as BGE paid them. However, there can be no guarantee that Constellation Energy will pay dividends at this rate, if at all. The most recent dividend paid by BGE on its common stock was $.42 per share, which was paid on January 4, 1999. Constellation Energy may issue preferred stock, which would have preferential dividend rights over its common stock.



                      DIRECTORS AND EXECUTIVE OFFICERS OF
                          CONSTELLATION ENERGY AND BGE

CONSTELLATION ENERGY
BEFORE THE SHARE EXCHANGE. The following persons currently hold the offices indicated with Constellation Energy:

     Charles W. Shivery- Director, Chairman of the Board and President David A. Brune- Director, Vice President and Secretary
     Thomas E. Ruszin, Jr.- Director, Treasurer

     Until the share exchange, these individuals will serve as the only directors and officers of Constellation Energy. Effective with the share exchange, they will resign as directors of Constellation Energy. Messrs. Brune and Ruszin will continue as officers of Constellation Energy. Mr. Shivery will resign as an officer of Constellation Energy but will remain an officer of Constellation Power Source, Inc.

AFTER THE SHARE EXCHANGE. All 15 directors of BGE will be the directors of Constellation Energy after the share exchange. The number of directors of Constellation Energy is currently set at 15, and each will have a one year term. That number, however, is expected to be increased after the share exchange to 18 by the Board of Constellation Energy, which has the power generally to fill vacancies and increase the number of directors. Any new directors are expected to be elected from the directors of the current subsidiaries of BGE.

     Christian H. Poindexter will be the Chairman of the Board, President and Chief Executive Officer of Constellation Energy. The other executive officers of Constellation Energy are expected to come from BGE.


BGE

BEFORE THE SHARE EXCHANGE. Information concerning the directors of BGE and certain executive officers begins on page 19. Information concerning BGE's other executive officers can be found in BGE's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, under the caption "Executive Officers of the Registrant."

DIVIDENDS

AFTER THE SHARE EXCHANGE. The directors of BGE are expected to be some of the current executive officers of BGE.

     Christian H. Poindexter will be Chairman of the Board, President and Chief Executive Officer of BGE. The other executive officers are expected to be some of the current executive officers of BGE.


                      CONSTELLATION ENERGY CAPITAL STOCK


COMMON STOCK
     GENERAL. Constellation Energy's charter authorizes it to issue 250,000,000 shares of common stock.

     When issued in the share exchange, Constellation Energy's common stock will be fully paid and nonassessable.

     Constellation Energy's common shareholders are not entitled to any preemptive, redemption or conversion rights. Constellation Energy may purchase or otherwise acquire outstanding shares of its common stock.

     VOTING RIGHTS. Constellation Energy's common shareholders are entitled to one vote for each share. There are no cumulative voting rights.

     DIVIDENDS. Subject to any prior rights of Constellation Energy's preferred stock (if any are issued), Constellation Energy's common shareholders are entitled to dividends if and when declared by the Board of Directors.

     LIQUIDATION RIGHTS. Subject to any prior rights of Constellation Energy's preferred stock (if any are issued), upon liquidation, dissolution or winding up, any remaining net assets of Constellation Energy would be evenly distributed to its common shareholders.


PREFERRED STOCK

     Constellation Energy's charter authorizes it to issue 25,000,000 shares of preferred stock. Each share will have up to 1 vote per share. The Board of Directors is authorized from time to time to issue the preferred stock in any series, and to specify the:

     o number of shares,

     o designation,

     o preferences and relative participating, optional or other rights,

     o convertibility, redemption, put and sinking fund provisions, and

     o qualifications or restrictions

of each series, to the full extent permitted by Maryland law. There will be no restrictions on repurchases or redemptions of preferred stock, even if Constellation Energy has not paid any dividends owed or sinking fund installments. Preferred shareholders are not entitled to preemptive rights. Constellation Energy will not issue preferred stock as a defensive takeover mechanism without prior shareholder approval and will not afford preferred shareholders voting rights superior (including votes per share) to common shareholders.

                                              CONSTELLATION ENERGY CAPITAL STOCK

TRANSFER AGENTS AND REGISTRARS

     Constellation Energy will be a transfer agent and registrar, and Harris Trust and Savings Bank will be a co-transfer agent and registrar, for Constellation Energy common stock. Constellation Energy's address is:
Shareholder Services, P.O. Box 1642, Baltimore, MD 21203-1642. Harris Trust's address is: Shareholder Services Division, 11th floor, 311 West Monroe Street, Chicago, IL 60606. Constellation Energy will be the transfer agent and registrar for its preferred stock if any shares are issued.


                        COMPARATIVE SHAREHOLDER RIGHTS

     After the share exchange, BGE common shareholders will become Constellation Energy common shareholders, and their rights will be governed by Constellation Energy's charter and by-laws rather than BGE's charter and by-laws. Constellation Energy's charter and by-laws differ from BGE's in certain respects. The differences in Constellation Energy's charter and by-laws reflect the: (1) removal of obsolete and unnecessary provisions; (2) inclusion of provisions that provide flexibility to operate in a competitive market; and
(3) inclusion of provisions that provide additional financing flexibility. Approval of the share exchange will also be considered approval and ratification of Constellation Energy's charter and by-laws. For more information, please refer to the forms of the charter and by-laws that are included as appendices B and C.

     The table below compares some of the rights provided to BGE and Constellation Energy shareholders under their respective charters and by-laws, under Securities and Exchange Commission (SEC) rules, and Maryland law:



                  RIGHT                                   BGE                           CONSTELLATION ENERGY
                  -----                                   ---                           --------------------
  Voting rights for preferred               Superior voting rights            No superior voting rights
  shareholders                              (Four votes per share)            (One vote per share)

  Call of special meeting                   Permitted by 25% of votes         Permitted by 25% of votes entitled to
                                            entitled to be cast               be cast

  Shareholder action by written consent     Permitted                         Permitted

  Removal of directors by                   Permitted by majority vote        Permitted by majority vote for cause
  shareholders

  Advance notice of shareholder             Proxy Proposals -- 120 days       Proxy Proposals -- 120 days
  proposals                                 Meeting Proposals -- 45 days      Meeting Proposals -- 75 days

  Charter amendments by common              Permitted by two-thirds vote      Permitted by two-thirds vote (Board
  shareholders                                                                may provide for lesser number)

  By-law amendments by common               Permitted by majority vote        Permitted by two-thirds vote
  shareholders


     The differences between BGE's and Constellation Energy's charter and by-laws are summarized below:


AUTHORIZED SHARES

     BGE. BGE has authorized:
      o 175,000,000 shares of common stock,
      o 1,000,000 shares of preferred stock, and
      o 6,500,000 shares of preference stock.

     CONSTELLATION ENERGY. Constellation Energy has authorized:
      o 250,000,000 shares of common stock, and
      o 25,000,000 shares of preferred stock.

COMPARATIVE SHAREHOLDER RIGHTS

PREFERRED STOCK

   BGE. BGE's charter authorizes both preferred and preference stock. The charter specifies, among other things:
      o the number of votes per share (4 votes per share for preferred and 1 vote per share for preference),
      o matters preferred and preference shareholders may vote on,
      o a limit on the amount of dividends that are payable on the preferred stock, and
      o certain financial tests that must be met before the preferred or preference stock may be issued.

   The charter allows BGE's Board of Directors to specify the other rights and terms of both types of stock, such as redemption and convertibility provisions.

     CONSTELLATION ENERGY. Constellation Energy's charter authorizes only preferred stock. It specifies that the preferred stock will have no more than one vote per share, as determined by the Board. The Board will determine the other terms of any preferred stock at the time of issuance. Constellation Energy will not issue preferred stock as a defensive takeover mechanism without prior shareholder approval and will not afford preferred shareholders voting rights superior (including votes per share) to common shareholders.


VOTE REQUIRED TO PASS CERTAIN MATTERS

     BGE. The approval of two-thirds of all the votes entitled to be cast must be received to approve charter amendments and certain extraordinary matters such as mergers, share exchanges and the sale of substantially all of BGE's assets.

     CONSTELLATION ENERGY. The approval of two-thirds of all the votes entitled to be cast must be received to approve charter amendments and certain extraordinary matters such as mergers, share exchanges and the sale of substantially all of Constellation Energy's assets. However, the Board may authorize that such a matter be approved by a majority of all the votes entitled to be cast.


REMOVAL OF DIRECTORS

     BGE. Under BGE's by-laws, the shareholders, at any meeting duly called and at which a quorum is present, may remove any director from office by a majority vote.

     CONSTELLATION ENERGY. Under Constellation Energy's charter, the shareholders, at any meeting duly called and at which a quorum is present, may remove any director from office for cause by a majority vote.


AMENDING THE BY-LAWS

     BGE. BGE's by-laws may be amended or repealed, and new by-laws adopted, by a majority vote of the Board of Directors or the common shareholders.

     CONSTELLATION ENERGY. Constellation Energy's by-laws may be amended or repealed, and new by-laws adopted by a majority vote of the Board of Directors or by a two-thirds vote of the common shareholders.


ADVANCE NOTICE PROVISION

     BGE. Neither BGE's charter nor its by-laws include a provision with respect to advance notice of shareholder proposals or director nominations. Under SEC rules, shareholder proposals must be received at least 120 days prior to the anniversary of the date that the prior year's proxy statement was mailed to shareholders in order to be considered for inclusion in the proxy statement. Other proposals sought to be presented at the shareholders' meeting must be received at least 45 days prior to the anniversary of the date that the prior year's proxy statement was mailed to shareholders.

                                                  COMPARATIVE SHAREHOLDER RIGHTS

     CONSTELLATION ENERGY. The SEC rule requiring 120 days advance notice of shareholder proposals sought to be included in the proxy statement will also apply to Constellation Energy. In addition, under Constellation Energy's by-laws, written notice of a proposal to be presented by any shareholder at the shareholders' meeting (including nominations for director) must be received by the Secretary of Constellation Energy at its principal executive office not less than 75 days prior to the anniversary of the date the proxy statement was mailed for the prior year's annual meeting (if the share exchange is approved, the anniversary of the mail date for Constellation Energy's first annual meeting will be March 5, 2000). If the proposal is not timely received, the shareholder may not present it at the annual meeting. See "Submission of Shareholder Proposals for Next Year" on page 38. The additional 30 day time period has been added to ensure that Constellation Energy has sufficient time to inform all shareholders, in the proxy statement, of the matter sought to be presented at the meeting.


MARYLAND LAW

     Certain provisions of Maryland law provide enhanced rights to shareholders, including the right of holders of at least 25% of the outstanding common stock to call a special meeting of shareholders for any purpose and the right to take action by way of unanimous written consent without calling a special meeting of shareholders.

     However, certain other provisions of Maryland law may have the effect of discouraging persons from acquiring large blocks of a Maryland corporation's stock and/or delaying or preventing a change of control of a Maryland corporation. Under certain circumstances, these provisions could have the effect of, among other things:

   o reducing or eliminating the voting power of a 20% or more shareholder,

   o prohibiting a 10% or more shareholder from engaging in a business combination with a Maryland corporation for five years following the acquisition of the 10% stake (a "freezeout" provision), and

   o requiring a premium payment for shares purchased in a two-step acquisition.

     Friendly mergers and other business combinations would not be affected by these provisions. However, a Maryland corporation may opt out of the provisions by providing so in its charter or by-laws. An amendment adopted for the purpose of opting out of the freeze-out provision does not become effective until 18 months after its adoption. Neither BGE nor Constellation Energy have opted out of the provisions.


                   MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     BGE and Constellation Energy have received an opinion from Miller & Chevalier Chartered, their special tax counsel, regarding material federal income tax consequences of the share exchange. Miller & Chevalier's opinion is based on certain representations of BGE and is summarized below:

   o no income, gain or loss will be recognized by a BGE common shareholder solely upon the exchange of the holder's BGE common stock for Constellation Energy common stock;

   o no income, gain or loss will be recognized on the share exchange by holders of outstanding shares of BGE preference stock with respect to their shares because they will not participate in the share exchange and will keep their BGE preference stock;

   o the aggregate tax basis of shares of Constellation Energy common stock received by a former BGE common shareholder in the share exchange will equal their tax basis in the shares of BGE common stock exchanged. The holding period for the Constellation Energy common stock received will include

MATERIAL FEDERAL INCOME TAX CONSEQUENCES the holding period for the BGE common stock exchanged to the extent that such shares were held as capital assets at the time the share exchange occurred;

   o no gain or loss will be recognized by Constellation Energy or BGE on account of the share exchange or the issuance of shares of Constellation Energy common stock to the former BGE common shareholders pursuant to the Agreement and Plan of Share Exchange; and

   o the share exchange will not result in the termination of the existence of the affiliated group of corporations of which BGE has been the common parent, and Constellation Energy will be included in such affiliated group of corporations of which Constellation Energy will become the new common parent.

     Former BGE common shareholders are required under Treasury Regulation 1.351-3(a) to attach to their income tax returns for 1999 the following facts relating to the share exchange: the cost basis of BGE common stock exchanged with Constellation Energy, the number of shares exchanged and the fair market value at the date of the exchange of the Constellation Energy common stock received. We will provide a statement to shareholders that will indicate the fair market value per share of Constellation Energy common shares received in the exchange and the date of the exchange, to assist shareholders with the required tax filing.

     This United States federal income tax discussion is based upon current law and may not apply for certain taxpayers subject to special treatment under the federal income tax laws (for example, foreign corporations and individuals who are not citizens or residents of the United States). This is not intended to be a comprehensive discussion of all possible federal income tax consequences of the share exchange. Furthermore, this proxy statement and prospectus does not provide any information regarding the tax consequences of the share exchange under the tax laws of any state or any local or foreign jurisdiction. We urge BGE common shareholders to consult their own tax advisors with respect to specific tax consequences of the share exchange.


                              ACCOUNTING TREATMENT

     The consolidated assets and liabilities of Constellation Energy and its subsidiaries immediately after the share exchange will be the same as the consolidated assets and liabilities of BGE and its subsidiaries immediately before the share exchange. Constellation Energy, on an unconsolidated basis, will record its investment in BGE and in the subsidiaries transferred by BGE at their existing values. After the share exchange, Constellation Energy will become the owner of the BGE common stock. This change in ownership has no accounting effect on BGE. The transfer of the ownership of BGE's subsidiaries to Constellation Energy will reduce BGE's assets and retained earnings by an amount equal to BGE's investments in the subsidiaries.


                                BGE STOCK PLANS

     Under the Agreement and Plan of Share Exchange, all shares of BGE common stock (including uncertificated whole and fractional shares) held under BGE's Shareholder Investment Plan, the Employee Savings Plan, the Manager Long-Term Incentive Plan and the Long-Term Incentive Plan will be automatically exchanged for an equal number of Constellation Energy common stock shares. The plans will be amended to provide for future transactions in Constellation Energy common stock instead of BGE common stock.


                       MARKET VALUE OF BGE COMMON STOCK

     BGE's common stock is listed on the New York, Chicago and Pacific Stock Exchanges. The high and low sales prices of the common stock on February 18, 1999 were $27 1/8 and $26 3/16, respectively.

                                                            ACCOUNTING TREATMENT

                             REGULATORY APPROVALS

     MARYLAND PUBLIC SERVICE COMMISSION (MARYLAND PSC). The share exchange does not require the approval of the Maryland PSC pursuant to Section 6-101(c) of The Public Utility Companies Article of the Maryland Annotated Code.

     FEDERAL ENERGY REGULATORY COMMISSION (FERC). The FERC has said that the transfer of a public utility's common stock from its existing shareholders to a holding company constitutes a transfer of the ownership and control of the utility's jurisdictional facilities and is thus a "disposition of facilities" subject to FERC review and approval under Section 203 of the Federal Power Act. In February, 1999, the FERC issued an order authorizing BGE to adopt the proposed holding company structure.

     PENNSYLVANIA PUBLIC UTILITY COMMISSION (PA PUC). The Pa PUC has taken the position that it must approve the proposed share exchange. BGE is subject to Pa PUC regulation due to its partial ownership of Safe Harbor Water Power Corporation, a hydroelectric plant, and two mine mouth generating plants located in Pennsylvania. In February, 1999, BGE received the Pa PUC approval for the share exchange.

     NUCLEAR REGULATORY COMMISSION (NRC). A provision in the Atomic Energy Act requires that the NRC consent to the transfer of control of NRC licenses. The staff of the NRC has in the past asserted that this provision applies to the creation of a holding company by an NRC-licensed utility company in a transaction such as the share exchange. BGE holds licenses, including an operating license, for its Calvert Cliffs nuclear power plant. In November 1998, BGE applied for NRC approval of the share exchange, which is expected by April 1, 1999. We do not anticipate any problems with obtaining this approval.


                       CONDITIONS TO THE SHARE EXCHANGE

     In addition to approval of the share exchange by BGE's common shareholders, the share exchange is subject to the listing of Constellation Energy's common stock with the New York Stock Exchange and receipt of NRC approval without any unacceptable conditions attached to it.


                           AMENDMENT OR TERMINATION

     BGE's and Constellation Energy's Boards of Directors may amend or terminate the Agreement and Plan of Share Exchange, or abandon the share exchange at any time before it is completed. Following the approval of the share exchange by BGE's common shareholders, no amendment to the Agreement and Plan of Share Exchange may be made if it would materially and adversely affect the rights of BGE shareholders, as determined in the sole judgment of BGE's Board of Directors.


                      IMPLEMENTATION OF THE SHARE EXCHANGE

     The share exchange will be implemented pursuant to the Agreement and Plan of Share Exchange (Appendix A) as follows:

   o each share of BGE common stock outstanding immediately prior to the share exchange will be automatically exchanged for one share of Constellation Energy common stock,

   o Constellation Energy will become the owner of all outstanding BGE common stock,

   o the shares of Constellation Energy common stock held by BGE immediately prior to the share exchange will be canceled, and

REGULATORY APPROVALS

     o the shares of the subsidiaries held by BGE will be distributed to Constellation Energy.

     The Agreement and Plan of Share Exchange has been unanimously adopted by BGE's Board of Directors and Constellation Energy's Board of Directors. The terms of the Agreement and Plan of Share Exchange are incorporated into this document as if the entire agreement was set forth here.

     Each person who owns BGE common stock immediately prior to the share exchange will own the same number of shares of Constellation Energy common stock immediately following the share exchange.


                   EXCHANGE OF BGE COMMON STOCK CERTIFICATES

     BGE common shareholders will not have to physically exchange their existing stock certificates for certificates of Constellation Energy common stock. The certificates which represent shares of BGE common stock outstanding immediately before the share exchange will automatically represent an equal number of shares of Constellation Energy common stock immediately after the share exchange and will no longer represent BGE common stock. Thereafter, new certificates in the name of Constellation Energy will be issued as old BGE common stock certificates are presented for exchange or transfer.


                  LISTING OF CONSTELLATION ENERGY COMMON STOCK

     Constellation Energy has applied to have its common stock listed on the New York, Chicago and Pacific Stock Exchanges to trade under the symbol "CEG." We expect the listings to be effective when the share exchange is completed. Quotations will be carried in major newspapers and other media as they have been for BGE common stock. Following the share exchange, BGE common stock, which will then be owned by Constellation Energy, will no longer trade on any stock exchange and will be delisted.


           EXEMPTION FROM PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

     Constellation Energy will be a "public utility holding company" under the Public Utility Holding Company Act of 1935. However, Constellation Energy expects to obtain an exemption under this law on the basis that it and BGE are each organized and carry on their businesses substantially in Maryland and that neither will derive any material part of their income from a public utility company organized outside of Maryland. Constellation Energy will file for this exemption the day the share exchange is effective. If obtained, Constellation Energy would be exempt from all provisions of the law except the provision requiring Securities and Exchange Commission approval for a direct or indirect acquisition of 5 percent or more of the voting securities of any other electric or gas utility company.

     To maintain the exemption, Constellation Energy must file an exemption statement each year on or before March 1 with the Securities and Exchange Commission. The exemption may be revoked by the Securities and Exchange Commission if a substantial question of law or fact exists as to whether Constellation Energy continues to meet the exemption's requirements, or if it appears that the exemption may be detrimental to the public interest or the interest of investors or consumers.

     If Constellation Energy is not exempt from this law, then it will be subject to the law's provisions which would require Securities and Exchange Commission approval for a wide range of transactions, including financings, acquisitions, and intrasystem transactions. Constellation Energy would also be subject to various accounting and reporting requirements.

                                       EXCHANGE OF BGE COMMON STOCK CERTIFICATES

                            PREFERENCE STOCK OF BGE

     Approval of the share exchange will not alter the rights of BGE's preference shareholders as provided in BGE's charter since the preference stock is not being exchanged. BGE preference stock will continue to rank senior to BGE's common stock held by Constellation Energy as to dividends and distribution of BGE's assets upon any liquidation.

     Approval of the share exchange is not expected to affect adversely BGE's preference shareholders and dividends are expected to continue to be paid as before. However, if the share exchange is approved, the assets and earnings of Constellation Energy's subsidiaries other than BGE will not be available to pay dividends on BGE preference stock or to make distributions if there was a liquidation of BGE.

     No fair value rights under Maryland law are available to the holders of BGE's preference stock because the preference stock is not being exchanged.

     Following the share exchange, BGE will continue to be subject to the informational requirements of the Securities Exchange Act of 1934, and will continue to hold annual shareholder meetings.

     However, BGE does not intend to solicit proxies for these annual meetings from preference shareholders (or preferred shareholders, if any) if the matters to be voted at the meeting do not require the vote of those shareholders pursuant to BGE's charter or Maryland law.


                   OBTAINING FAIR VALUE FOR BGE COMMON STOCK

     Pursuant to the Maryland General Corporation Law, holders of BGE common stock who object to the share exchange may not demand fair value for their stock. They are bound by the terms of the Agreement and Plan of Share Exchange, if it is approved, because BGE common stock was traded on the New York Stock Exchange on February 18, 1999, the record date for determining the common shareholders eligible to vote on the share exchange.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

PREFERENCE STOCK OF BGE

                       PROPOSAL NO. 2 -- ELECTION OF BGE
                                   DIRECTORS

                      NOMINEES FOR THE BOARD OF DIRECTORS

H. FURLONG BALDWIN, age 67, a director since 1988, is Chairman of the Board, President and Chief Executive Officer of Mercantile Bankshares Corporation (a bank holding company) and Mercantile-Safe Deposit & Trust Company. He is also a director of Constellation Enterprises, Inc., the parent company of all of BGE's subsidiaries, and two of its direct subsidiaries, Constellation Holdings, Inc. and BGE Home Products & Services, Inc. In addition, he is a director of GRC International, Inc., The St. Paul Companies, CSX Corp., Offitbank and Wills Group LLC, and is on the nominating committee of the National Association of Securities Dealers, Inc.

DOUGLAS L. BECKER, age 33, a director since 1998, is President and Co-Chief
   Executive Officer of Sylvan Learning Systems, Inc., and Founder and Principal of Sterling Capital, LTD., an investment company.

BEVERLY B. BYRON, age 66, a director since 1993, served as a Maryland
   Congresswoman in the United States House of Representatives from 1978 to 1992. She is also a director of Care First, Inc., the holding company for Care First of Maryland, Inc. (formerly Blue Cross and Blue Shield of Maryland, Inc.), Farmers & Mechanics National Bank and Logistics Management Institute.

J. OWEN COLE, age 69, a director since 1977, is also a director of First Maryland Bancorp. (a bank holding company) and The First National Bank of Maryland. At both companies he served as Chairman of the Executive Committee from 1988 to 1994 and Chairman of the Trust Committee from 1994 to 1997. From January 1995 to December 1996, he was Chairman of the Board of Blue Cross and Blue Shield of Maryland, Inc.

DAN A. COLUSSY, age 67, a director since 1992, has been Chairman of the Board of Care First, Inc., the holding company for Care First of Maryland, Inc. (formerly Blue Cross and Blue Shield of Maryland, Inc.) and Group Hospitalization and Medical Services, Inc., since January 1998. He previously was Chairman of the Board of Blue Cross and Blue Shield of Maryland, Inc., from January 1997 to January 1998, and Chairman-Elect in 1996. He retired as Chairman of the Board, President and Chief Executive Officer of UNC Incorporated (aviation services) in November 1997.

EDWARD A. CROOKE, age 60, a director since 1988, became Vice Chairman of BGE in
   March, 1998, after serving as President and Chief Operating Officer. He became Chairman of the Board of Constellation Enterprises, Inc., the parent company of all of BGE's subsidiaries, in January, 1998, and President and Chief Executive Officer in March, 1998. He also serves as Chairman of the Board of each of Constellation Enterprises, Inc.'s direct subsidiaries, and is on the Board of Directors of most of its subsidiaries.

   He is also a director of First Maryland Bancorp., The First National Bank of Maryland, AEGIS Insurance Services, Inc., Associated Electric & Gas Insurance Services, Limited, Baltimore Equitable Society, and Corporate Office Properties Trust.

JAMES R. CURTISS, age 45, a director since 1994, is a partner in the law firm of Winston & Strawn. From 1988 to 1993, he served as a Commissioner of the United States Nuclear Regulatory Commission. He is also a director of Cameco Corporation.

JEROME W. GECKLE, age 69, a director since 1980, retired as Chairman of the Board of PHH Corporation (vehicle, relocation, and management services) in 1989. He is also a director of Constellation Enterprises,



                                       19
                                                                NOMINEES FOR THE
                                                              BOARD OF DIRECTORS

   Inc., the parent company of all of BGE's subsidiaries, and a direct subsidiary, Constellation Holdings, Inc. In addition, he is a director of First Maryland Bancorp. and The First National Bank of Maryland.

DR. FREEMAN A. HRABOWSKI III, age 48, a director since 1994, has been President of the University of Maryland Baltimore County since 1993. He is also a director of the Baltimore Equitable Society, McCormick & Company, Inc., and Mercantile Bankshares Corporation.

NANCY LAMPTON, age 56, a director since 1994, is Chairman and Chief Executive
   Officer of American Life and Accident Insurance Company of Kentucky. She is also a director of Bank One Kentucky, Brinly-Hardy Corporation, and Duff & Phelps Utility Income Fund.

ADM. CHARLES R. LARSON, age 62, a director since 1998, served as Superintendent of the U.S. Naval Academy from 1994 until he retired in 1998 with more than 40 years naval service. He also was Commander-in-Chief of the U.S. Pacific Command from 1991 to 1994.

GEORGE V. MCGOWAN, age 71, a director since 1980, has been Chairman of BGE's
   Executive Committee since 1993. He is also a director of Constellation Enterprises, Inc., the parent company of all of BGE's subsidiaries, and a direct subsidiary, Constellation Holdings, Inc. In addition, he is a director of GTS Duratek Corp., Life of Maryland, Inc., McCormick & Company, Inc., Organization Resources Counselors, Inc., Scientech, Inc., and The Baltimore Life Insurance Company.

CHRISTIAN H. POINDEXTER, age 60, a director since 1988, has been BGE's Chairman of the Board and Chief Executive Officer since 1993, and President since March, 1998. He is also a director of Constellation Enterprises, Inc., and most of its direct subsidiaries. He was Chairman of the Board of Constellation Holdings, Inc. from 1993 to 1996.

   He is also a director of Johns Hopkins Medicine Board, Mercantile Bankshares Corporation, Mercantile-Safe Deposit & Trust Company, Baltimore Life Insurance Company, Life of Maryland, Inc., and Nuclear Electric Insurance Limited.

GEORGE L. RUSSELL, JR., age 69, a director since 1988, is Senior Counsel in the law firm of Piper & Marbury L.L.P. He is also a director of the Federal Reserve Bank of Richmond - Baltimore Branch.

MICHAEL D. SULLIVAN, age 59, a director since 1992, has been Chairman of the Board of Golf America Stores, Inc. (golf apparel retailing), since October 1996, and Jay Jacobs, Inc. (specialty apparel retailing), since December 1997. He was also Chairman of the Board of ProAxon International, LLC (hair care products and restoration) from 1995 to 1997.

   He was Chief Executive Officer and President of Merry-Go-Round Enterprises, Inc. (specialty retailing) from 1982 to 1994. That company filed a reorganization petition under Chapter XI of the Federal bankruptcy law in January 1994 and a bankruptcy petition under Chapter VII of the Federal bankruptcy law in March 1996, and subsequently was liquidated.


                     COMMITTEES OF THE BOARD OF DIRECTORS

EXECUTIVE COMMITTEE: Has limited powers to act on behalf of the Board between meetings of the Board. May not declare dividends, authorize the issuance of stock (unless the Board has already given general authorization for such issuance), recommend to shareholders any action requiring shareholder approval, amend the by-laws, or approve mergers or share exchanges which do not require shareholder approval. Mr. McGowan is Chairperson, and Messrs. Baldwin, Crooke, Hrabowski, Poindexter and Russell are members. The committee did not meet in 1998.

COMMITTEES OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE: Recommends BGE's independent accounting firm and reviews their services. Oversees BGE's auditing, accounting, financial reporting and internal control functions. All members are non-employee directors. The committee met 4 times in 1998. Mr. Cole is Chairperson, and Mrs. Byron, Messrs. Becker, Hrabowski and Russell are members.

COMMITTEE ON NUCLEAR POWER: Monitors performance and safety at BGE's Calvert
   Cliffs Nuclear Power Plant. The committee met 3 times in 1998. Mr. Curtiss is Chairperson, and Mrs. Byron, Messrs. Larson and McGowan are members.

COMMITTEE ON MANAGEMENT: Considers and recommends to the Board nominees for officers and nominees for election as directors, including nominees recommended by shareholders. Makes recommendations concerning directors' and officers' compensation. All members are non-employee directors. The committee met 6 times in 1998. Mr. Geckle is Chairperson, and Messrs. Cole, Colussy and Sullivan are members.

   If the share exchange is approved, a shareholder who wishes to recommend a nominee for director should submit the recommendation in writing to the Corporate Secretary, Constellation Energy Group, Inc., 39 W. Lexington St., Baltimore, MD 21201. If the share exchange is not approved, a shareholder recommendation of a nominee for director should be submitted in writing to the Corporate Secretary, Baltimore Gas and Electric Company, 39 W. Lexington Street, Baltimore, MD 21201.

COMMITTEE ON WORKPLACE DIVERSITY: Provides input on setting goals and developing strategies to achieve employee diversity. Oversees the implementation of the strategies and evaluates results. The committee met 2 times in 1998. Mrs. Byron is Chairperson, and Messrs. Curtiss, Hrabowski and Ms. Lampton are members.

LONG RANGE STRATEGY COMMITTEE: Oversees the development and appropriateness of BGE's long range strategic goals. Reviews major regulatory, environmental and public policy issues and technology advances which may affect operations. The committee met 2 times in 1998. Mr. Baldwin is Chairperson, and Messrs. Becker, Colussy, Curtiss, Geckle, Larson, Sullivan and Ms. Lampton are members.


                            DIRECTORS' COMPENSATION

     The Board met 7 times for regularly scheduled meetings in 1998. Each of the nominees attended 75% or more of the total number of meetings of the Board and of any committees on which they served.

     We do not pay directors who are also employees of BGE or its subsidiaries for their service as directors. In 1998, compensation for non-employee directors included the following:

      o $1,250 fee for each regular, committee or special Board meeting attended

        o directors may defer receipt of some or all of their fees

      o $26,000 annual retainer, and a $3,500 annual retainer for chairing committees

        o half of these retainers are invested in deferred stock units (explained below), and directors may elect to invest some or all of the other half of their retainers in deferred stock units

      o reasonable travel expenses to attend the meetings

     Deferred stock units are bookkeeping entries that track the performance of BGE common stock and are not actual shares of stock. The bookkeeping entries reflect BGE common stock price changes, dividends, stock splits and other capital changes. At the end of their Board service, directors receive cash based on the value of their deferred stock units.

                                                         DIRECTORS' COMPENSATION

     Mr. McGowan, our former Chairman of the Board and Chief Executive Officer, continues to participate in civic and community activities on behalf of BGE. We provide an automobile to him at an approximate yearly cost to us of $11,000.

     In 1998, compensation for non-employee directors who serve on the Boards of BGE subsidiaries also included the following:

      o $1,250 fee for each regular, committee or special Board meeting attended

        o directors may defer receipt of some or all of their fees

      o $20,000 annual retainer, and a $3,500 annual retainer for chairing committees

        o half of these retainers are invested in deferred stock units (explained above), and directors may elect to invest some or all of the other half of their retainers in deferred stock units

      o reasonable travel expenses to attend the meetings


                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

     One of our directors, George L. Russell, Jr., is Senior Counsel at the law firm of Piper & Marbury L.L.P. BGE and certain subsidiaries paid fees to this firm for legal services rendered in 1998.

     One of our directors, James P. Curtiss, is a partner at the law firm of Winston & Strawn. BGE paid fees to this firm for legal services rendered in 1998.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Due to an administrative error after Gregory C. Martin, an executive officer of BGE, had provided timely notice of his sale of 117 shares of BGE common stock, a report of that sale was filed late with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934.



          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Christian H. Poindexter, Chairman of the Board, President and Chief Executive Officer of BGE, serves on the Compensation Committee of Mercantile Bankshares Corporation. H. Furlong Baldwin, a director of BGE, is Chairman of the Board and Chief Executive Officer of Mercantile Bankshares Corporation.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

                              SECURITY OWNERSHIP

     The following table shows as of January 15, 1999 the beneficial ownership of BGE common stock of each nominee for director, the six executive officers shown in the SUMMARY COMPENSATION TABLE on page 24, and all directors and executive officers as a group. If the individual participates in BGE's Shareholder Investment Plan, BGE's Long-Term Incentive Plan or BGE's Employee Savings Plan, those shares are included. Each of the individuals listed in the table, as well as all directors and executive officers as a group, beneficially owned less than 1% of BGE's outstanding common stock. None of them beneficially own shares of any other class of our equity securities.



                                                            BENEFICIAL OWNERSHIP        DEFERRED
                         NAME                             (SHARES OF COMMON STOCK)     STOCK UNITS
------------------------------------------------------   --------------------------   ------------
   Bruce M. Ambler ...................................              43,717
   H. Furlong Baldwin ................................                 750                2,233
   Douglas L. Becker .................................                 300                  109
   Beverly B. Byron ..................................               1,500                  697
   J. Owen Cole ......................................               4,752                  697
   Dan A. Colussy ....................................               1,500                1,394
   Edward A. Crooke ..................................              73,007
   James R. Curtiss ..................................                 300                1,258
   Robert E. Denton ..................................              32,391
   Jerome W. Geckle ..................................               7,343                1,453
   Frank O. Heintz ...................................              18,296
   Freeman A. Hrabowski, III .........................                 550                1,229
   Nancy Lampton .....................................               3,153                  614
   Charles R. Larson .................................                 300                  150
   George V. McGowan .................................             108,485                1,133
   Christian H. Poindexter ...........................             112,413
   George L. Russell, Jr. ............................               1,974                1,229
   Charles W. Shivery ................................              46,202
   Michael D. Sullivan ...............................               1,500                  614
   All Directors and Executive Officers as a Group (28
    Individuals) .....................................             610,610

                                                              SECURITY OWNERSHIP

                            EXECUTIVE COMPENSATION


                        1998 SUMMARY COMPENSATION TABLE



                                                                 ANNUAL                 LONG-TERM
                                                              COMPENSATION           COMPENSATION(1)
                                                                                        LONG-TERM
                                                                                     INCENTIVE PLAN       ALL OTHER
        NAME AND PRINCIPAL POSITION            YEAR     SALARY ($)     BONUS ($)      PAYOUT ($)(2)    COMPENSATION ($)(3)
-------------------------------------------   ------   ------------   -----------   ----------------   -------------------
 Christian H. Poindexter                      1998       638,333        178,626              -0-              72,212
  Chairman of the Board, President            1997       608,533            -0-          425,436              52,283
  & Chief Executive Officer                   1996       567,300        212,500          181,500             324,799

 Charles W. Shivery
  Chairman of the Board, President,           1998       240,767        366,240              -0-              21,109
  & Chief Executive Officer                   1997       233,900         55,000          151,856              13,982
  of Constellation Power Source, Inc.         1996       218,700         77,000           33,000              86,902

 Edward A. Crooke
  BGE Vice Chairman and Chairman of           1998       441,867        123,772              -0-              56,492
  the Board, President & Chief                1997       420,667            -0-          298,799              40,658
  Executive Officer of Constellation          1996       403,400        150,000          118,800             252,504
  Enterprises, Inc.

 Bruce M. Ambler                              1998       342,033         77,452              -0-              40,310
  Retired President & Chief Executive         1997       330,400            -0-          172,843              27,841
  Officer of Constellation Holdings, Inc.     1996       315,100        120,000          180,000             117,101

 Robert E. Denton                             1998       272,733         64,983              -0-              28,791
  Executive Vice President --                 1997       248,533            -0-          178,917              18,786
  Generation                                  1996       230,567         75,100           38,500              70,899

 Frank O. Heintz                              1998       243,067         70,888              -0-              16,200
  Executive Vice President --                 1997       189,433            -0-           52,621               9,227
  Utility Operations                          1996        64,362         18,000            3,667              57,372

NOTES TO SUMMARY COMPENSATION TABLE:


1 The following executives held shares of performance-based restricted stock listed below at December 31, 1998:


                            SHARES     MARKET VALUE
                           --------   -------------
  C. H. Poindexter         28,183       $ 870,142
  C. W. Shivery            22,930       $ 707,950
  E. A. Crooke             19,511       $ 602,406
  B. M. Ambler             15,913       $ 491,304
  R. E. Denton             12,196       $ 376,558
  F. O. Heintz             11,490       $ 354,763

  During the performance period, dividends on performance-based restricted stock are accumulated and used to purchase additional shares that are reflected in the above share numbers and market values. The market value for the shares held is based on the closing price per share for BGE common stock as listed in THE WALL STREET JOURNAL. Additional performance-based restricted stock was granted early in 1999 as described in the LONG-TERM INCENTIVE PLAN TABLE section beginning on page 25.

2 For 1997 the amounts were paid in BGE common stock for performance during the 1995 - 1997 period. For 1996 the amounts were paid in cash for performance during the 1994 - 1996 period.

3 For 1996, 1997 and 1998, the amounts in the ALL OTHER COMPENSATION column include BGE's matching contributions under its savings plans, and the interest on the cumulative corporate funds used to pay annual premiums on policies providing split-dollar life insurance benefits (calculated at the Internal Revenue Service's blended rate). For 1996 and 1998, the amounts also include a contribution by BGE to a trust securing the executives' supplemental pension benefits. For 1996, the amounts also include a one-time contribution by BGE to fund a trust that was established in 1996 to secure executives' deferred compensation plan benefits. A breakdown of the 1998 amounts in the ALL OTHER COMPENSATION column is shown in the table at the top of page 25.

EXECUTIVE COMPENSATION

                            BGE'S           SPLIT       SUPPLEMENTAL
                           MATCHING         DOLLAR      PENSION TRUST
                        CONTRIBUTIONS      AMOUNTS      CONTRIBUTION       TOTAL
                       ---------------   -----------   --------------   -----------
  C. H. Poindexter         $18,925        $ 49,622         $ 3,665       $ 72,212
  C. W. Shivery            $ 7,175        $ 10,269         $ 3,665       $ 21,109
  E. A. Crooke             $13,100        $ 39,727         $ 3,665       $ 56,492
  B. M. Ambler             $10,150        $ 26,495         $ 3,665       $ 40,310
  R. E. Denton             $ 8,125        $ 17,001         $ 3,665       $ 28,791
  F. O. Heintz             $ 5,360        $  7,175         $ 3,665       $ 16,200

LONG-TERM INCENTIVE PLAN TABLE

     The Committee on Management, early in 1999, made grants of restricted BGE common stock under the Long-Term Incentive Plan. Grants under this plan were not made during 1999 to Mr. Ambler (because he retired on January 1, 1999). The grants are subject to both performance and time contingencies.

     For each named executive, except for Mr. Shivery, performance will be measured over a three year period by comparing BGE's total shareholder return to the Dow Jones Electric Utilities Index. Both are shown in the performance graph on page 28. A minimum award will be earned if the BGE cumulative total shareholder return percentile rank is at the 50th percentile, progressing to the maximum award if the return is at or above the 75th percentile. Restricted shares granted were equal to the number of shares of BGE common stock that will be earned if "target" performance (62.5th percentile) is achieved.

     For Mr. Shivery, performance will be measured based on both BGE's total shareholder return (as described above), and also by comparing subsidiary business value appreciation to targets established by the Committee on Management. The business value appreciation formula is based on the cumulative net income, book value, and derived market value of Constellation Power Source. Restricted shares were granted equal to the number of shares of BGE common stock that will be earned if "target" performance is achieved, and there is no maximum award limit. However, no awards will be made unless the subsidiary cumulative net income threshold is achieved for the performance measurement period. The measurement period for Mr. Shivery's grant is three years.

     For all named executives, all or a portion of these restricted shares will be forfeited if performance is below target at the end of the performance period. Additional shares will be awarded if performance is above target at the end of the performance period. However, the total shares awarded will not exceed any maximum noted in the table at the top of page 26.

     During the performance period, dividends on restricted shares will be accumulated and reinvested in additional shares. At the end of the performance period, actual dividends awarded will be based upon performance and paid in BGE common stock (except that the recipients may elect to have a portion of the shares withheld to satisfy tax withholding requirements). Dividend equivalents from the date of the grant will be paid in stock for any additional shares that are awarded. Shares earned through reinvested dividends are not counted toward any maximum award limit.

                                                          EXECUTIVE COMPENSATION

         The table below shows the restricted shares granted in 1999.



                        PERFORMANCE
        NAME              PERIOD       MINIMUM     TARGET     MAXIMUM
--------------------   ------------   ---------   --------   --------
  C. H. Poindexter       3 years       7,000       14,000     21,000
  C. W. Shivery          3 years       5,250       10,500       N/A
  E. A. Crooke           3 years       5,000       10,000     15,000
  R. E. Denton           3 years       3,250        6,500      9,750
  F. O. Heintz           3 years       3,250        6,500      9,750

PENSION BENEFITS

     The table below shows annual pension benefits payable at normal retirement to executives, including the individuals named in the SUMMARY COMPENSATION TABLE on page 24. Normal retirement occurs at age 65 for Messrs. Poindexter and Crooke, and at age 62 for all other executives. Pension benefits are computed at 60% of total final average salary plus bonus for Messrs. Poindexter and Crooke, without regard to years of service. Pension benefits are computed at 50% of total final average salary plus bonus for Messrs. Shivery and Denton. When Mr. Denton attains 30 years service in 2000, and Mr. Shivery attains 30 years service in 2001, their pension benefits will be computed at 55%. Pension benefits for Mr. Heintz are computed at 40%. However, he will not be eligible for pension benefits until he attains age 60 in 2004.

     When Mr. Ambler retired January 1, 1999, he had not yet attained retirement age. However, his pension benefits were computed at 60% of total final average salary plus bonus in recognition of his service as President and Chief Executive Officer of Constellation Holdings, Inc.



                             PERCENTAGE OF FINAL AVERAGE SALARY AND
                                              BONUS
                             ---------------------------------------
        TOTAL FINAL
 AVERAGE SALARY AND BONUS        40%           50%           60%
--------------------------   -----------   -----------   -----------
        $  250,000            $100,000      $125,000      $150,000
           275,000             110,000       137,500       165,000
           300,000             120,000       150,000       180,000
           325,000             130,000       162,500       195,000
           350,000             140,000       175,000       210,000
           400,000             160,000       200,000       240,000
           450,000             180,000       225,000       270,000
           475,000             190,000       237,500       285,000
           500,000             200,000       250,000       300,000
           550,000             220,000       275,000       330,000
           600,000             240,000       300,000       360,000
           625,000             250,000       312,500       375,000
           650,000             260,000       325,000       390,000
           700,000             280,000       350,000       420,000
           750,000             300,000       375,000       450,000
           800,000             320,000       400,000       480,000
           850,000             340,000       425,000       510,000
           875,000             350,000       437,500       525,000
           900,000             360,000       450,000       540,000

EXECUTIVE COMPENSATION

     Salary used to compute pension benefits is salary earned during the preceding year. Salary is calculated in the same manner as shown in the SUMMARY COMPENSATION TABLE on page 24. The bonus amount used to compute pension benefits is the average of the two highest annual bonus percentages earned during the preceding five years, multiplied by the prior year's final annual salary. Bonus used in the calculation is based on the amounts shown in the SUMMARY COMPENSATION TABLE. There is no offset of pension benefits for social security or other amounts. Compensation used to compute pension benefits for the individuals named in the SUMMARY COMPENSATION TABLE as of December 31, 1998 is as follows:


  C. H. Poindexter      $884,898
  C. W. Shivery         $312,628
  E. A. Crooke          $612,143
  B. M. Ambler          $460,928
  R. E. Denton          $345,858
  F. O. Heintz          $260,667

     BGE has a program to secure the supplemental pension benefits for each executive officer, and a program to secure deferred compensation of each executive officer, including those listed in the SUMMARY COMPENSATION TABLE. These programs do not increase the amount of supplemental pension benefits or deferred compensation. To provide security, accrued supplemental pension benefits and deferred compensation are funded through a trust at the time they are earned. An executive officer's accrued benefits in the supplemental pension trust become vested when any of these events occur: retirement eligibility; termination, demotion or loss of benefit eligibility without cause; a change of control of BGE followed within two years by the executive's demotion, termination or loss of benefit eligibility; or reduction of previously accrued benefits. As a result of becoming vested, the executive would be entitled to a payout of the vested amount from the supplemental pension trust at the later of age 55 or employment termination. An executive's benefits under the deferred compensation plan always are fully vested and are payable at employment termination. Any payments to these trusts are included in the SUMMARY COMPENSATION TABLE in the "All Other Compensation" column.


SEVERANCE AGREEMENTS

     BGE has severance agreements with Messrs. Poindexter, Shivery, Crooke, Denton, Heintz and three other key employees. Mr. Ambler's severance agreement terminated effective with his retirement on January 1, 1999. The severance agreements provide benefits if (1) there is a change in control of BGE, and (2) within two years of the change in control, the executive's employment is terminated without cause, or the executive resigns for good reason.

     The severance agreements provide benefits equal to two times the sum of
(1) the executive's annual base salary and (2) the average of the executive's two highest annual incentive awards paid in the last five years. These payments are made in 24 equal monthly installments beginning on the first day of the month after employment ceases.

     For an executive who is ineligible to retire, the agreements also provide retirement, medical and dental benefits computed assuming the executive: (1) is the greater of age 55 or the executive's actual age; (2) has the greater of 10 years of service or actual service plus 3; and (3) has satisfied the minimum service eligibility requirements for these benefits, and further provide for continued life insurance benefits.

     For an executive who is eligible to retire, the agreements also provide retirement benefits computed assuming the executive has the greater of 10 years of service or actual service, and without any penalty for early retirement, and medical and dental benefits based on the same terms as any retiree who is at least age

                                                          EXECUTIVE COMPENSATION

65 with 20 or more years of service. Further, for purposes of other benefit plans, the executive will be treated as retiring at BGE's request.

     In connection with Mr. Ambler's early retirement, and in recognition of his service as President and Chief Executive Officer of Constellation Holdings, Inc., he received a severance package when he retired on January 1, 1999. His severance benefits include a $509,503 lump sum severance payment equal to the total of (1) annual base salary, (2) average of the two highest annual bonus percentages earned during the preceding five years multiplied by the prior year's final annual salary, (3) payment toward the cost of active employee health coverage for 12 months, and (4) vacation accrual. He also receives a 60% pension benefit as described on page 26, and retired executive life insurance, home security, planning, and club membership benefits. His effective cost of medical and dental benefits beginning January 1, 2000 will be the same as if he were retired at age 60 with 20 years of service. Mr. Ambler received a 1998 short-term incentive payment (as shown in the Bonus column of the SUMMARY COMPENSATION TABLE on page 24), and will be entitled to a prorata payout of any earned performance-based restricted stock award for the 1997-1999 and 1998-2000 performance periods.


                        COMMON STOCK PERFORMANCE GRAPH

     The following graph assumes $100 was invested on December 31, 1993 in BGE common stock, the S&P 500 Index and the Dow Jones Electric Utilities Index. Total return is computed assuming reinvestment of dividends.

[PERFORMANCE GRAPH APPEARS HERE.  SEE TABLE FOR PLOT POINTS.]

           93        94        95        96        97        98
           --        --        --        --        --        --
BGE       100       93.24     127.8     127.22    172.18    164.38
S&P       100       101.32    139.4     171.4     228.59    293.91
DJEUI     100       87.68     115.37    116.49    147.35    168.57

COMMON STOCK PERFORMANCE GRAPH

REPORT OF COMMITTEE ON MANAGEMENT ON EXECUTIVE COMPENSATION

COMMITTEE ON MANAGEMENT
     The Committee on Management is responsible for executive compensation policies. We also approve all compensation plans and recommend to the Board of Directors specific salary amounts and other compensation awards for individual executives. All of our Committee members are outside directors.


PHILOSOPHY

     We design compensation policies to encourage executives to manage BGE and its subsidiaries in the best long-term interests of shareholders and to allow BGE to attract and retain executives best suited to lead BGE in a changing industry. We have retained an outside executive compensation consultant since 1993. He provides information and advice on a regular basis. In addition, internal compensation analysts (certified by the American Compensation Association) use published survey data, outside consultants, and other resources to make recommendations to us.

     Our Committee determined that the relevant labor market for BGE executives is the utility industry. Utilities used for comparison in 1998 were electric utilities and combination electric/gas utilities, analyzed using regression analysis to account for BGE's size. We believe these utilities best represent the portion of the executive labor market in which BGE competes. Most of these utilities are included in the Dow Jones Electric Utilities Index shown on the Performance Graph on page 28. For subsidiary executives, we also used labor market data from various industries that are similar to their diversified businesses.

     The elements of executive compensation are:

     o base salary,

     o short-term incentive awards, and

     o long-term incentive awards.

     The Committee's philosophy is that base salary should approximate the median level of the relevant labor market. Base salary and short-term incentive awards should approximate the median level of the relevant labor market for average performance, and the 75th percentile for superior performance. Long-term incentive awards for superior performance should bring total compensation to approximately the 75th percentile of the labor market. As described below, corporate and/or diversified business performance are among the criteria we use in determining base salary, and are key components in determining both short-term and long-term incentive awards.


ANNUAL CASH COMPENSATION

     BASE SALARY. We used survey data and the policies mentioned above to determine base salary range increases for Mr. Poindexter and the other named executives in 1998.

     We determined base salary increases during 1998 for Mr. Poindexter and the other named executives taking into account 1997 corporate and/or diversified business performance, each executive's position in the salary range, individual performance, and the corporate response to changes in the industry and the regulatory environment. We did not assign specific weights to the various factors. Mr. Poindexter's base salary increase of 4.1% maintained his position in the middle third of his salary range.

     SHORT-TERM INCENTIVES. Bonus payments to Mr. Poindexter and other named executives represent the short-term incentive component of executive compensation. The Committee based the 1998 short-term incentives for Messrs. Poindexter, Crooke and Ambler on two factors: corporate financial performance weighted at



                                       29
                                                          REPORT OF COMMITTEE ON
                                            MANAGEMENT ON EXECUTIVE COMPENSATION

75%, and the executives' contribution to the completion of the business plan weighted at 25%. The Committee based the 1998 short-term incentives for Messrs. Denton and Heintz on two factors that were weighted equally: corporate financial performance and the executives' business plan performance. In evaluating the corporate financial performance factor, the Committee determined that earnings from ongoing operations was a more appropriate measure than reported earnings, which included a number of one-time charges. In determining the bonus payments for these executives, we also took into account a subjective assessment of business plan performance and recognized that significant progress was made during the year to prepare the corporation for competition in the deregulated energy business. For Mr. Shivery, his 1998 short-term incentive was based on Constellation Power Source and Constellation Energy Source financial performance weighted at 75%, and his business plan performance weighted at 25%. Mr. Shivery's bonus payment was based on Constellation Power Source's net income greater than target and a subjective assessment of his business plan performance. The bonus payments are shown in the SUMMARY COMPENSATION TABLE on page 24.


LONG-TERM INCENTIVES

     The BGE Long-Term Incentive Plan will be in effect until 2005. The Plan allows various types of awards keyed to corporate performance, including performance shares and restricted stock subject to performance-based contingencies. Performance-based restricted stock generally with three-year performance periods was granted under the Plan in 1996, 1997, 1998 and 1999 to the named executives (except Mr. Ambler who retired on January 1, 1999 and consequently did not receive a 1999 grant). The performance period for the 1996 grants ended in 1998 and the reason why there were no award payouts is described below. The 1997 and 1998 grants are shown in footnote 1 to the SUMMARY COMPENSATION TABLE. The 1999 grants are shown on the Long-Term Incentive Plan table on page 26. The awards are subject to forfeiture if performance criteria are not satisfied or if the executive's employment terminates for certain reasons during the applicable performance period.

     The performance criteria for the 1999 grants for all named executives include a corporate total shareholder return measure for the three-year performance period compared to total shareholder return for the other companies included in the Dow Jones Electric Utilities Index (one of the indices used in the Performance Graph). For this criterion, the award payout can range from a threshold award at the 50th percentile, progressing to a maximum payout if percentile rank for total shareholder return equals or exceeds the 75th percentile. For BGE executives, total shareholder return has been the only performance criterion since the 1996 grants.

     For Mr. Shivery's 1996 grant, corporate total shareholder return was the sole performance criterion. For his 1997, 1998 and 1999 grants, the Committee determined that it was also appropriate to establish a Constellation Power Source (CPS) performance criterion for a portion of each award, to more closely tie his long-term incentive compensation to CPS performance. The CPS performance criterion is a business value appreciation formula, utilizing CPS cumulative net income, book value, and derived market value. A cumulative net income threshold will be established for each performance measurement period. Since the business value appreciation formula is intended to measure a surrogate market value, no maximum award amount was established. The number of shares granted at the beginning of each performance period equals the targeted value of the long-term incentive award.

     For Mr. Ambler's 1996 grant, the performance criterion measures improvement in Constellation Holdings' cumulative net income over the three-year period. For his 1997 grant, the performance criteria measure corporate total shareholder return and Constellation Holdings' average return on equity over the three-year period. For his 1998 grant, the criteria include both corporate total shareholder return, and a business value appreciation formula for Constellation Power, Inc. (CPI), the largest Constellation Holdings' subsidiary. The business value appreciation formula for CPI is similar to the formula for CPS described above.



                                       30
REPORT OF COMMITTEE ON
MANAGEMENT ON EXECUTIVE COMPENSATION

     The named executives did not earn awards of BGE common stock under the BGE Long-Term Incentive Plan, based on the 1996-1998 performance period. There were no awards for Messrs. Poindexter, Shivery, Crooke, Denton and Heintz because BGE total shareholder return during the three-year performance period was below the 50th percentile. Mr. Ambler also did not receive an award because Constellation Holdings' cumulative net income over the three-year performance period was below the minimum performance level.


POLICY CONCERNING $1 MILLION DEDUCTION LIMITATION

     Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. Our Committee has considered annually whether it should adopt a policy regarding 162(m) and concluded it was not appropriate to do so. One reason for the conclusion is that, assuming the current compensation policies and philosophy remain in place, the limitations of
Section 162(m) have no current impact, and are expected to have only minimal applicability in the near future. Our Committee also notes that while generally we wish to maximize the deductibility of compensation, we believe the 162(m) requirements are not fully consistent with sound executive compensation policy and incentives to improve shareholder value. Therefore, our Committee may approve incentive payments that do not qualify for deduction if the recipient's compensation exceeds the $1 million limit.

     Jerome W. Geckle, Chairman       Dan A. Colussy
     J. Owen Cole                     Michael D. Sullivan


                                       31
                                                          REPORT OF COMMITTEE ON
                                            MANAGEMENT ON EXECUTIVE COMPENSATION

                       PROPOSAL NO. 3 -- RATIFICATION OF
                         PRICEWATERHOUSECOOPERS LLP AS
                       INDEPENDENT ACCOUNTANTS FOR 1999

     PricewaterhouseCoopers LLP, Certified Public Accountants, is the successor to Coopers & Lybrand. It was formed when Price Waterhouse merged with Coopers & Lybrand in 1998. Coopers & Lybrand has been BGE's independent accountants since 1941. A member of PricewaterhouseCoopers LLP will be at the annual meeting and will have the opportunity to make a statement and answer appropriate questions.


     PricewaterhouseCoopers LLP audited BGE's 1998 consolidated financial statements, as well as the financial statements of our Shareholder Investment Plan and various employee benefit plans, and BGE's transfer agent functions. As part of its audit function, they also reviewed BGE's 1998 annual report to shareholders and various filings with the Securities and Exchange Commission and Federal Energy Regulatory Commission. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                        PROPOSAL NO. 4 -- A SHAREHOLDER
                          PROPOSAL CONCERNING CALVERT
                          CLIFFS' LICENSE EXTENSIONS

     We have been advised by the Maryland Safe Energy Coalition, c/o Richard Ochs, 1443 Gorsuch, Baltimore, MD 21218, together with co-filers Virginia Bates, 14949 Old Frederick Rd., Woodbine, MD 21797 and Anne Broderick, 9217 Waycross Rd., Ellicott City, MD 21042, shareholders who together each own common stock with a market value of at least $2,000, that the following proposal will be presented for action at the annual meeting.

     The Board of Directors' objection follows the shareholder proposal.

     The following proposal is presented word-for-word:

     A Shareholder Proposal to the Baltimore Gas and Electric Co. for its 1999 Annual Meeting


                    OPPOSE CALVERT CLIFFS LICENSE EXTENSION

     Whereas: Baltimore Gas and Electric Company has applied for a 20 year extension of the 40 year operating license for Calvert Cliffs Nuclear Plant;

     Whereas: The Calvert Cliffs Nuclear Plant was built and designed to operate for only 40 years;

     Whereas: Degradation and embrittlement of critical components threatens serious accidents which will cost the company, stockholders, Chesapeake Bay and nearby population;

     Whereas: Operating costs of the Calvert Cliffs plant are higher than other power sources and operating costs will continue to increase with age of the plant making the plant even more uneconomical;

     THEREFORE BE IT RESOLVED that the shareholders require the Board of Directors to close and decommission the Calvert Cliffs Nuclear Plant before or on the originally planned date.


                             SUPPORTING STATEMENT

     As this nuclear plant gets older, repairs will become more expensive, more numerous and more dangerous. Some of the components of the plant are inaccessible within reasonable cost. The estimate for replacement of the steam generators is $300 million! These costs will make it difficult for BG&E to

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT ACCOUNTANTS FOR 1999
     compete in a deregulated electric environment. Operation of the plant past its initial planned lifetime is therefore a bad plan for the company from a financial standpoint.

     Many of the larger nuclear plant parts can not be repaired or replaced at all. These pieces are becoming brittle due to neutron radiation from the reactor core. An emergency shutdown, rapid cooling and/or water hammer could cause these pieces to crack, fail and cause hugely expensive accidents. Emergency shutdowns occur on average twice a year in American nuclear power plants. Even 40 years is risky because the effects of neutron embrittlement were mostly unknown when the plant was built. In fact, no nuclear reactor has ever operated longer than 34 years, yet BG&E wants to try to operate the Calvert Cliffs reactors for 60 years. This is something no one anywhere has ever tried. Risky!

     The financial benefits from an additional 20 years of operation will be small due to the high operating costs which are sure to continue to increase. Meanwhile the risk of an accident will be going up as the plant passes its planned design lifetime. Any accident could destroy the Chesapeake Bay and contaminate Washington D.C. Our position is, "The benefits are too small to justify the greatly increased risk."



BOARD OF DIRECTORS' OBJECTIONS TO THE PROPOSAL ON CALVERT CLIFFS

     Our policy is to operate Calvert Cliffs Nuclear Power Plant in a safe and efficient manner. The Plant, a key component of our generation strategy for the future, provides customers our lowest cost energy in a safe and environmentally sound manner. Calvert Cliffs is one of the primary reasons why our electric service rates are among the lowest along the east coast.

     Ten years ago we began to study the long-term outlook for Calvert Cliffs, in light of the expiration of the original operating license for Unit 1 in 2014 and Unit 2 in 2016. These studies included a component-by-component, step-by-step analysis of the viability of extending the operating licenses and financial and competitive evaluations. We also conducted a thorough assessment of the Plant's condition, the need for future maintenance, and evaluated the effect of embrittlement. We received Nuclear Regulatory Commission (NRC) certification that the Plant will not experience the embrittlement alleged by the proponents of the proposal during the remainder of the existing licenses or during the 20-year renewed licenses.

     In fact, through an extensive, NRC-approved monitoring program, we continuously manage the life cycle of the Plant to maintain optimum, safe operation. Over the years, we have replaced and refurbished components and structures to keep the Plant running safely and reliably. A significant example of our life cycle management is the installation of the four new steam generators at the Plant, expected to be installed in Unit 1 during the 2002 refueling outage and in Unit 2 during the 2003 refueling outage. We believe that the new steam generators will pay for themselves before the current license periods expire in 2014 and 2016, and will support operation of the Plant throughout the license renewal periods.

     In recent years, by managing operating costs, Calvert Cliffs has produced BGE's least expensive power. Calvert Cliffs is in the lower third of regional nuclear plant costs. As a result, since 1993, we have been able to reduce the fuel rate we charge customers 11 times. It is now at a 17 year low.

     Our overall goal is to make sure BGE maintains a competitive posture in the marketplace. Obtaining a license renewal for both units at Calvert Cliffs is a key part of that goal.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.



                                       33
                                                 SHAREHOLDER PROPOSAL CONCERNING
                                              CALVERT CLIFFS' LICENSE EXTENSIONS

                        PROPOSAL NO. 5 -- A SHAREHOLDER
                              PROPOSAL CONCERNING
                              CONFIDENTIAL VOTING

     We have been advised by The Trust for the International Brotherhood of Electrical Workers' Pension Benefit Fund, 1125 Fifteenth St. N.W., Washington, D.C. 20005, owners of common stock with a market value of at least $2,000, that the following proposal will be presented for action at the annual meeting.

     The Board of Directors' objection follows the shareholder proposal.

   The following proposal is presented word-for-word:


                    BALTIMORE GAS & ELECTRIC COMPANY (BGE)
                        SHAREHOLDER PROPOSAL CONCERNING
                              CONFIDENTIAL VOTING

       BE IT RESOLVED: That the stockholders of Baltimore Gas & Electric Company (BGE) ("Company"), recommend that our Board of Directors take the steps necessary to adopt and implement a policy of CONFIDENTIAL VOTING at all meetings of its stockholders, which includes the following provisions:

       1. That the voting of all proxies, consents and authorizations be secret, and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Corporation's state of incorporation; and

       2. That the receipt, certification and tabulation of such votes shall be performed by independent election inspectors.


                             SUPPORTING STATEMENT:

       It is the proponents' belief that it is vitally important that a system of CONFIDENTIAL PROXY VOTING be established at BGE. Confidential balloting is a basic tenet of our political electoral process ensuring its integrity. The integrity of corporate board elections should also be protected against potential abuses given the importance of corporate policies and practices to corporate owners (stockholders) and our national economy.

       The implementation of a CONFIDENTIAL VOTING SYSTEM would enhance shareholder rights in several ways. First, in protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management nominees and issue positions without fear of retribution. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

       A second important benefit of CONFIDENTIAL VOTING would be to invigorate the corporate governance process at the Corporation. We believe that shareholder activism would be promoted within the Corporation. It is our belief that shareholders empowered with a free and protected vote would be more active in the proposing of corporate policy resolutions and alternate board candidates.

       Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote "with their feet," not with their ballots. This change would help to develop a long-term investment perspective where corporate assets could be deployed, and used in a more effective and efficient manner.



                                       34
SHAREHOLDER PROPOSAL CONCERNING
CONFIDENTIAL VOTING

   THE VAST MAJORITY OF MAJOR CORPORATIONS HAVE ADOPTED A CONFIDENTIAL VOTING POLICY AND IT'S TIME FOR BGE TO JOIN THEM.

                     WE URGE YOU TO VOTE FOR THIS PROPOSAL.


BOARD OF DIRECTORS' OBJECTIONS TO THE PROPOSAL ON CONFIDENTIAL VOTING

     A confidential voting policy would substantially limit the ability of shareholders and BGE to communicate with each other, and would not significantly enhance the confidentiality already available to shareholders.

     BGE's existing proxy solicitation system allows shareholders the freedom to choose whether to vote on a confidential basis. A shareholder who wants anonymity and confidentiality may hold shares in street name through a bank, broker, or other nominee who cannot disclose the names of the shareholder without the shareholder's permission. Shares held by employees in BGE's employee savings plan are held in trust and voted by the plan trustee. BGE has no access to the voting instructions employees provide to the trustee. Under the terms of a trust agreement, plan participants confidentially direct the trustee how to vote.

     Shareholders who choose not to vote on a confidential basis may openly communicate with management. Large institutional shareholders use their votes on particular issues to send messages to management. Other shareholders use proxy cards to write comments to management. The Board of Directors must be able to use these extremely valuable sources of information to learn the viewpoints of its shareholders.

     A confidential voting policy would impair BGE's ability to contact shareholders on issues that are important to BGE's success. The Board of Directors must be able to clarify directly with shareholders issues of importance to BGE and shareholders, and when necessary to counter false statements in proxy contests. BGE may need to contact shareholders who have not voted their proxies to encourage them to vote on important issues. BGE also may contact shareholders whose proxy cards are not correctly completed, so that their shares will be voted as they intended. Contact with shareholders is critical in these situations so that the Board of Directors can proceed in the best interest of BGE and all of its shareholders, and a confidential voting policy would limit the Board of Directors' ability to do this.

     The proponent argues that confidential voting is necessary to ensure the integrity of Board elections and protect shareholders from retribution. This is a farfetched notion for corporate governance and has no historical basis at BGE. BGE is a good corporate citizen as many long-time shareholders know, and has always conducted its shareholder solicitations in a fair and equitable manner, without any threat of retribution. Further, contrary to the proponent's claim that shareholder activism would be promoted with confidential voting, it has not been the experience of BGE that its shareholders are reluctant to communicate with management because of the absence of confidential voting. Activist shareholders want management to know who they are and what they stand for.

     BGE's existing proxy solicitation system encourages open communication with shareholders. It permits confidentiality for those who desire it, but does not mandate it for all shareholders. The existing system has served shareholders fairly for many years, and has been a valuable tool to help the Board of Directors and management successfully run BGE.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.



                                       35
                                                 SHAREHOLDER PROPOSAL CONCERNING
                                                             CONFIDENTIAL VOTING

                        GENERAL QUESTIONS & ANSWERS ON
                               VOTING PROCEDURES

WHAT IS A QUORUM OF SHAREHOLDERS, AND HOW MANY VOTES DOES IT TAKE TO PASS EACH MATTER?
     A quorum is the presence at the annual meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast. Since there were 149,556,416 shares of common stock outstanding on February 18, 1999, 74,778,209 shares is a quorum. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum. We must have a quorum to conduct the meeting. If a quorum of shareholders is present at the meeting, we need the affirmative vote of the holders of two-thirds of the outstanding shares of BGE common stock to approve the share exchange, a plurality of all the votes cast to elect each director, and a majority of all the votes cast to pass each of the other matters. Broker non-votes, abstentions and withhold-authority votes DO NOT COUNT as votes cast.


HOW DO I VOTE?

You must be present, or represented by proxy, at the annual meeting in order to vote your shares. Since many of our shareholders are unable to attend the meeting in person, we send proxy cards to all of our shareholders.


IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

Your broker has discretion to vote only for the election of directors and ratification of the independent accountants. Your broker cannot vote your shares on the share exchange or the shareholder proposals without your instructions. You should instruct your broker to vote your shares on these matters, following the directions your broker provides.


WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. We solicit proxies so that all common shares may be voted at the annual meeting. You must complete and return the enclosed proxy card to have your shares voted by proxy by BGE management.


BY COMPLETING AND RETURNING THE PROXY CARD, WHO AM I DESIGNATING AS MY PROXY?

You will be designating Jerome W. Geckle, George V. McGowan, and Christian H. Poindexter as your proxies.


HOW WILL MY PROXY VOTE MY SHARES?

Your proxy will vote according to the instructions on your proxy card. If you complete and return your proxy card but do not indicate your vote on the matters, your proxy will vote "FOR" Items 1, 2 and 3 and "AGAINST" Items 4 and
5. Also, your proxy card will give your proxy authority to vote, using his best judgment, on any other business that properly comes before the meeting.


WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING, AND HOW MANY VOTES DO THEY HAVE?


Common shareholders who own shares as of February 18, 1999 may vote at the meeting. Each share has one vote. There were 149,556,416 shares of common stock outstanding on that date.



                                       36
GENERAL QUESTIONS & ANSWERS ON
VOTING PROCEDURES

HOW DO I VOTE USING MY PROXY CARD?

There are three steps.

   1. Vote on each of the matters as follows:

       o ITEMS 1, 3, 4 AND 5. You check the box "FOR," or "AGAINST," or "ABSTAIN" (to cast no vote).

       o ITEM 2. The names of all the directors to be elected are listed on your proxy card. You have three options:

          o OPTION 1. To vote for all directors, you check the box marked
            "FOR."

          o OPTION 2. To vote for some of the directors and against the rest, you check the box marked "FOR" and then draw a line through the names of the directors that you want to vote against.

          o OPTION 3. To abstain from voting for all directors (that is, not vote for or against any of the directors), you check the box marked "WITHHOLD AUTHORITY."

   2. Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES CANNOT BE COUNTED.

   3. Mail your proxy card in the pre-addressed, postage-paid envelope.

REMEMBER TO CHECK THE BOX ON YOUR PROXY CARD IF YOU PLAN TO ATTEND THE ANNUAL MEETING.


HOW DO I REVOKE MY PROXY?

You may revoke your proxy at any time before your shares are voted at the annual meeting by:

     o notifying our Corporate Secretary, David A. Brune, in writing at P.O. Box 1475, Baltimore, MD 21203-1475, that you are revoking your proxy; or

     o completing and sending in another proxy card at a later date; or

     o attending the annual meeting and voting by ballot.


WHY MIGHT I RECEIVE MORE THAN ONE PROXY CARD? SHOULD I VOTE ON EACH PROXY CARD I RECEIVE?

First, you may have various accounts with us that are registered differently, perhaps in different names or different social security or federal tax identification numbers. Second, you may also own shares indirectly through your broker or our employee savings plan. Your broker or our plan trustee will send you a proxy card for these shares. You should vote on each proxy card you receive and mail it to the address shown on the proxy card.


CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you do not need to fill out a ballot at the annual meeting, unless you want to change your vote.


WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COST?

BGE, on behalf of the Board of Directors, through its directors, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Georgeson & Company, Inc., a proxy solicitation firm, will be assisting us for a fee of approximately $19,500 plus out-of-pocket expenses. BGE pays the cost of soliciting proxies.


                                       37
                                                  GENERAL QUESTIONS & ANSWERS ON
                                                               VOTING PROCEDURES

                      SUBMISSION OF SHAREHOLDER PROPOSALS
                                 FOR NEXT YEAR

     For Inclusion in Next Year's Proxy Statement. If the share exchange occurs, any Constellation Energy shareholder who wants to include a proposal in the proxy statement for the 2000 annual meeting must deliver it so we receive it by November 8, 1999.

     If the share exchange does not occur, any BGE shareholder who wants to include a proposal in the proxy statement for the 2000 annual meeting must deliver it so we receive it by November 8, 1999.

     For Presentation at the Next Annual Meeting. If the share exchange occurs, any Constellation Energy shareholder who wants to present a proposal at the 2000 annual meeting must deliver it so we receive it by December 20, 1999. Proposals not received by this date may not be presented at the annual meeting.


     If the share exchange does not occur, any BGE shareholder who wants to present a proposal at the 2000 annual meeting must deliver it so we receive it by January 20, 2000 in order for it to be considered timely filed in accordance with the Securities Exchange Act of 1934. For proposals timely filed, your proxy retains discretion to vote your shares, provided: (1) BGE includes in its proxy statement a description of the proposal and how the proxy intends to vote, and (2) the proponent does not issue a proxy statement. For proposals not timely filed because they are received after January 20, 2000, your proxy has the discretion to vote your shares in accordance with his best judgment, if the matter is brought before the annual meeting.

     Any proposals must be sent, in writing, to the Secretary of BGE or Constellation Energy, as applicable, at P.O. Box 1475, Baltimore, MD 21203-1475. Proposals will not be accepted by facsimile.


                      WHERE YOU CAN GET MORE INFORMATION

     Constellation Energy has filed a registration statement on form S-4 to register with the Securities and Exchange Commission (SEC) its common stock to be issued in the share exchange. This proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Constellation Energy in addition to being a proxy statement of BGE for the annual meeting. As permitted by SEC rules, this proxy statement and prospectus does not contain all the information you can find in the registration statement or in its exhibits. Statements made in this proxy statement and prospectus about the contents of any document included as an exhibit are qualified in their entirety by reference to that exhibit.

     BGE files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document BGE files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding issuers (including BGE) that file documents with the SEC electronically. BGE's SEC filings may also be obtained from its web site at http://www.bge.com. Following the share exchange, Constellation Energy will make these filings, and they will be available from the SEC as described above and at Constellation Energy's web site at http://www.Constellation.com.

     The SEC allows BGE to "incorporate by reference" the information it files with the SEC, which means that BGE can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that BGE files with



                                       38
SUBMISSION OF SHAREHOLDER PROPOSALS
FOR NEXT YEAR
the SEC will automatically update and supersede this information. BGE incorporates by reference the document(s) listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the share exchange is completed. Constellation Energy incorporates by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the share exchange is completed.

     o Annual Report on Form 10-K for the year ended December 31, 1997;

     o Quarterly Reports on Form 10Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     o Current Reports on Form 8-K dated June 15, 1998 and January 21, 1999.

     If you are a BGE shareholder, you may have already received some of the documents incorporated by reference. If you need copies of the documents you can obtain them as described above.


                          FORWARD LOOKING STATEMENTS

     BGE and Constellation Energy make statements in this proxy statement and prospectus and the documents incorporated by reference that are considered forward looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to be materially different from those projected. These risks, uncertainties and factors include:
     o general economic, business and regulatory conditions;

     o energy supply and demand;

     o competition;

     o federal and state regulations;

     o availability, terms and use of capital;

     o nuclear and environmental issues;

     o weather;

     o industry restructuring and cost recovery (including the potential effect of stranded investments);

     o commodity price risk; and

     o Year 2000 readiness.

     Given these uncertainties, you should not place undue reliance on these forward looking statements. Please see the documents incorporated by reference for more information on these factors. These forward looking statements represent estimates and assumptions only as of the date of this proxy statement and prospectus.

                                                       FORWARD LOOKING STATEMENT

                       VALIDITY OF CONSTELLATION ENERGY
                                 COMMON STOCK

     The validity of the shares of Constellation Energy common stock to be issued in the share exchange will be passed upon by Janet E. McHugh, Esq., counsel to Constellation Energy.


                                    EXPERTS

     PricewaterhouseCoopers LLP, independent accountants, audited BGE's annual financial statements and schedules incorporated by reference in this proxy statement and prospectus. BGE's financial statements and schedules are incorporated by reference in this document in reliance on the authority of that firm as experts in accounting and auditing.

VALIDITY OF CONSTELLATION ENERGY COMMON STOCK

                                                                      APPENDIX A


                      AGREEMENT AND PLAN OF SHARE EXCHANGE
                                    BETWEEN
                       BALTIMORE GAS AND ELECTRIC COMPANY
                                      AND
                        CONSTELLATION ENERGY GROUP, INC.


                                   RECITALS
     Baltimore Gas and Electric Company ("BGE") is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has authorized one hundred seventy-five million (175,000,000) shares of Common Stock, no par value. The shares of Common Stock, which are the only shares entitled to vote on the share exchange, are entitled to one (1) vote per share on this plan of share exchange.

     Constellation Energy Group, Inc. ("Constellation Energy"), a wholly-owned subsidiary corporation of BGE, is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has authorized two hundred fifty million (250,000,000) shares of Common Stock, no par value.

     The Board of Directors of BGE has adopted resolutions approving this Agreement and Plan of Share Exchange (the "Agreement") and declaring the Plan of Share Exchange advisable in accordance with the Maryland General Corporation Law ("MGCL") and directing that the Agreement be submitted to the common shareholders of BGE for approval.


                                   ARTICLE I
     1.01 BGE and Constellation Energy shall effect a share exchange (the "Exchange") in accordance with and subject to the terms of this Agreement, subject to (1) the receipt of all necessary regulatory approvals which do not contain, in the sole judgment of the Board of Directors of BGE, unacceptable conditions; (2) receipt of shareholder approval as required by the MGCL and BGE's charter; and (3) amendment of Section 6-101(c) of the Public Utility Companies Article of the Annotated Code of Maryland allowing BGE to form a holding company which does not contain, in the sole judgment of the Board of Directors of BGE, unacceptable conditions; (4) the receipt of approval of the listing, on official notice of issuance, of the Constellation Energy Common Stock; (5) the receipt of an opinion of counsel covering certain United States federal income tax matters; and (6) the effectiveness of a registration statement under the Securities Act of 1933 relating to Constellation Energy Common Stock to be issued or reserved for issuance in connection with the Exchange.

     1.02 The Articles of Share Exchange (the "Articles"), complying in all respects with the MGCL, shall be delivered to the Maryland Department of Assessments and Taxation ("MDAT"). The Exchange shall become effective as specified in the Articles filed with the MDAT (the "Effective Time").


                                   ARTICLE II
     2.01 At the Effective Time, each share of BGE's Common Stock valid and outstanding immediately prior to the Effective Time will be exchanged for one
(1) share of Constellation Energy's Common Stock, which Constellation Energy shares shall be validly issued, fully paid and nonassessable, and Constellation Energy shall thereupon have acquired and be the holder of each share of BGE's Common Stock exchanged in the Exchange.

     2.02 Each share of BGE's Common Stock held in the treasury of BGE immediately prior to the Effective Time shall be cancelled and shall be restored to the status of an authorized but unissued share of BGE's Common Stock.

     2.03 Immediately after the Effective Time, all of the issued and outstanding shares of BGE's Common Stock will be held by Constellation Energy, and all of the issued and outstanding shares of Constellation Energy Common Stock will be held by the holders of shares of BGE's Common Stock that were outstanding immediately prior to the Effective Time.

     2.04 Shares of BGE's preferred and preference stock shall not be exchanged or otherwise affected by this plan of share exchange. Each share of BGE's preferred and preference stock issued and outstanding immediately prior to the Effective Time of the share exchange shall continue to be issued and outstanding following the Exchange.

     2.05 Each outstanding certificate which immediately prior to the Effective Time represents BGE's Common Stock shall, without any further action on the part of the holder thereof, be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Constellation Energy Common Stock as though a surrender or transfer and exchange had taken place. The holders of BGE's Common Stock at the Effective Time shall have no right at and after the Effective Time to have their shares of BGE's Common Stock transferred on the stock transfer books of BGE (such stock transfer books being deemed closed for this purpose at the Effective Time) and at and after the Effective Time such stock transfer books may be deemed to be the stock transfer books of Constellation Energy.

     2.06 At the Effective Time, Constellation Energy shall adopt a shareholder investment plan ("Constellation Energy SIP") substantially similar to BGE's Shareholder Investment Plan ("BGE SIP") in effect immediately prior to the Effective Time and the BGE SIP shall be discontinued. At the Effective Time, all shares of BGE's Common Stock held under the BGE SIP (including fractional and uncertificated shares) shall be exchanged for shares (including fractional and uncertificated shares) of Constellation Energy Common Stock and shall be held pursuant to the Constellation Energy SIP. At the Effective Time, Constellation Energy shall adopt, become subject to and/or agree to issue Constellation Energy Common Stock in connection with BGE's Employee Savings Plan, 1995 Long-Term Incentive Plan, and the Manager Long-Term Incentive Plan (collectively, the "BGE Plans"); and, by virtue of the Exchange and without any action on the part of the holder thereof, each right or option under the BGE Plans to purchase shares of BGE's Common Stock granted and outstanding immediately prior to the Effective Time shall be converted into and become a right or option to purchase an equivalent number of shares of Constellation Energy Common Stock at the same price per share, and upon the same terms and subject to the same conditions, as applicable immediately prior to the Effective Time under the relevant right or option.

     Constellation Energy will reserve, for purposes of the BGE Plans, a number of shares of Constellation Energy Common Stock equivalent to the number of shares of BGE's Common Stock reserved by BGE for such purposes immediately prior to the Effective Time.

     2.07 Prior to or as of the Effective Time, BGE shall cause each director of BGE who is not then also a director of Constellation Energy to be elected a director of Constellation Energy, so that as of the Effective Time, Constellation Energy will have 15 board members.

     2.08 Immediately prior to the Effective Time, each share of Constellation Energy's Common Stock issued and outstanding immediately before the Effective Time shall be cancelled and thereupon shall constitute an authorized but unissued share, and all rights in respect thereof shall cease. BGE, pursuant to the Agreement, as the sole holder of Constellation Energy's Common Stock, consents to such cancellation.

                                  ARTICLE III
     3.01 Notwithstanding satisfaction of the conditions specified in Article I of this Agreement, this Agreement may be amended or terminated or the Exchange abandoned at any time prior to the Effective Time. Following adoption of the Plan of Share Exchange by stockholders of BGE, no amendment to this Agreement may materially and adversely affect the rights of the stockholders of BGE, as determined in the sole judgment of the Board of Directors of BGE.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Share Exchange as of February 19, 1999.

                                    BALTIMORE GAS AND ELECTRIC COMPANY

                                    By:    /s/ David A. Brune
                                           ------------------------------
                                           David A. Brune, Vice President


                                    CONSTELLATION ENERGY GROUP, INC.

                                    By:   /s/ Thomas E. Ruszin, Jr.
                                          --------------------------------
                                          Thomas E. Ruszin, Jr., Treasurer

                     (This page intentionally left blank.)

                                                                      APPENDIX B


                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                       CONSTELLATION ENERGY GROUP, INC.
The Amended and Restated Articles of Incorporation of Constellation Energy Group, Inc. are as follows:

     FIRST: CORPORATE NAME. The name of the corporation (the "CORPORATION") is Constellation Energy Group, Inc.

     SECOND: PRINCIPAL OFFICE; RESIDENT AGENTS. The post office address of the principal office of the Corporation in this State is 39 West Lexington Street, Baltimore, Maryland 21201. The names and post office address of the Resident Agents of the Corporation in this State are Kerry B. Fisher and Robert S. Fleishman, 39 West Lexington Street, Baltimore, Maryland 21201. Said Resident Agents are individuals actually residing in this State.

     THIRD: PURPOSES. The nature of the business or purposes to be conducted or promoted are:

   (a) To conduct or promote the energy business, including, but not limited to, the gas and electric energy business.

   (b) To engage in and carry on any other business which may conveniently be conducted in conjunction with any business of the Corporation, or otherwise, or that may benefit the interests of the Corporation.

   (c) To have and exercise all powers necessary or convenient to effectuate any or all of the purposes for which the Corporation is formed.

   (d) In general, to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland.

     The foregoing purposes shall, except when otherwise expressed, be in no way limited or restricted by the terms of any other clause of this or any other article of these Articles of Incorporation or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as purposes.

     The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the general laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing powers and purposes shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

     FOURTH: DURATION. The duration of the Corporation is perpetual.

     FIFTH: BOARD OF DIRECTORS.

   (a) MANAGEMENT OF CORPORATION. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

   (b) NUMBER. The Board of Directors shall consist of no less than three (3) members. The actual number of Directors shall be as set forth in the by-laws.

   (c) VACANCY.

       (i) Any vacancy on the Board of Directors that results from any cause other than an increase in the number of Directors may be filled by a majority of the remaining Directors although such majority is less than a quorum, or by a sole remaining Director.

       (ii) Any vacancy on the Board of Directors that results from an increase in the number of Directors may be filled only by a majority of the Board of Directors.

   (d) REMOVAL. Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause (as defined below) and then only by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.

       As used in this Charter, "cause" shall mean dishonesty, fraud, intentional material damage to the property or business of the Corporation, commission (resulting in conviction) of a felony or other actions not meeting the standard of care required of directors under the Maryland General Corporation Law.

   (e) OTHER VOTING RIGHTS. Notwithstanding any other provision of this Article FIFTH, whenever the holders of any class or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Charter applicable thereto.

     SIXTH: CAPITAL STOCK.

   (a) The total amount of capital stock which this Corporation is authorized to issue is two hundred seventy-five million (275,000,000) shares, classified as follows:

       (i) twenty-five million (25,000,000) shares are Preferred Stock, $.01 par value per share, all of which are authorized but unissued and unclassified Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with the Maryland General Corporation Law, to fix the number of shares in each series, the designation thereof, the voting powers, votes per share (which, in any case, shall be no greater than one vote per share), preferences, relative participating, optional or other rights thereof, conversion rights, redemption, put and sinking fund provisions, the qualifications or restrictions thereon, dividend rights, and the terms or conditions of redemption, of each series and the variations in such voting powers and preferences and rights as between series. Any shares of any class or series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in these Articles of Incorporation or in such resolution or resolutions; and

       (ii) the balance, two hundred fifty million (250,000,000) shares without par value, is Common Stock of which one hundred fifty-one million, eleven thousand, six hundred and sixty-three (151,011,663) shares have either been issued and are now outstanding or have been reserved for issuance and forty-eight million, nine hundred eighty-eight thousand, three hundred thirty-seven (48,988,337) shares are authorized but unissued and unreserved.

     SEVENTH: POWERS OF THE CORPORATION. The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and its Directors and stockholders:

   (a) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, without the approval of the stockholders of the Corporation for such consideration as is determined by the Board of Directors in accordance with applicable law.

   (b) Notwithstanding any other provision contained in these Articles of Incorporation, the Board of Directors of the Corporation may authorize the issuance of some or all of the shares of Common Stock or Preferred Stock of any or all classes or series authorized under these Articles of Incorporation without certificates. This authorization shall not affect shares already represented by certificates outstanding until they are surrendered to the Corporation.

   (c) No stockholder of the Corporation shall have preferential or preemptive rights to subscribe for, purchase or otherwise acquire any stock or other securities of the Corporation, now or hereafter authorized, and any and all preemptive rights are hereby denied.

   (d) The Corporation reserves the right from time to time to make any amendment of its Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any outstanding stock.

   (e) The Board of Directors may classify or reclassify any unissued shares of stock of the Corporation by setting or changing in any one or more respects, from time to time before issuance of such shares, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares.

   (f) With respect to any corporate action to be taken by the Corporation which, under the Maryland General Corporation Law, would (in the absence of this subparagraph (f) of this Article SEVENTH) require the authorization or approval of a greater proportion than a majority of all votes entitled to be cast for such action to be effective and valid, such corporate action shall be effective and valid if authorized or approved by at least a majority of all the votes entitled to be cast thereon, after due authorization and/or approval and/or advice of such action by the Board of Directors as required by law.

   EIGHTH: INDEMNIFICATION AND LIMITATION OF LIABILITY.

   (a) (i)  The Corporation shall indemnify

         (A) its Directors and Officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland, now or hereafter in force, including the advance of expenses, under the procedures and to the full extent permitted by law, and

         (B) other employees and agents, to such extent as shall be authorized by the Board of Directors or the Corporation's by-laws and be permitted by law.

       (ii) The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

       (iii) The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

   (b) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no Director or Officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to Directors and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

                                                                      APPENDIX C


                                    BY-LAWS
                                       OF
                       CONSTELLATION ENERGY GROUP, INC.


                                   ARTICLE I
                           OFFICES AND HEADQUARTERS

Section 1. -- NAME.

     The name of the corporation is Constellation Energy Group, Inc. (the "Corporation").

Section 2. -- OFFICES.

     The principal office of the Corporation is 39 West Lexington Street, Baltimore, Maryland 21201. The Corporation may also have other offices at such other places, either within or without the State of Maryland, as the Board of Directors of the Corporation (the "Board") may determine or as the activities of the Corporation may require.


                                  ARTICLE II
                                 STOCKHOLDERS

Section 1. -- PLACE OF MEETINGS.

     Meetings of stockholders of the Corporation shall be held at such places, either within or without the State of Maryland as may be fixed from time to time by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof.

Section 2. -- ANNUAL MEETINGS.

     The Annual Meeting of the stockholders for the election of Directors and for the transaction of general business shall be held on any date during the period of April 14 through May 13, as determined year to year by the Board. The time and location of the meeting shall be determined by the Board. Failure to hold an Annual Meeting does not invalidate the Corporation's existence or affect any otherwise valid corporate acts.

     The Chief Executive Officer of the Corporation shall prepare, or cause to be prepared, an annual report containing a full and correct statement of the affairs of the Corporation, including a balance sheet and a financial statement of operations for the preceding fiscal year, which shall be submitted to the stockholders at or prior to the Annual Meeting.

Section 3. -- SPECIAL MEETINGS.

     Special meetings of the stockholders may be held in the City of Baltimore or in any county in which the Corporation provides service or owns property upon call by the Chairman of the Board, the President, or a majority of the Board whenever they deem expedient, or by the Secretary upon the written request of the holders of shares entitled to not less than twenty-five percent of all the votes entitled to be cast at such meeting. Such request of the stockholders shall state the purpose or purposes of the meeting and the matters proposed to be acted on thereat and shall be delivered to the Secretary, who shall inform such stockholders of the reasonably estimated cost of preparing and mailing such notice of the meeting, and upon payment to the Corporation of such costs the Secretary shall give notice stating the purpose or purposes of the meeting to all stockholders entitled to vote at such meeting. No special meeting need be called upon the request of the holders of the shares entitled to cast less than a majority of all votes entitled to be cast at such meeting, to consider any matter which is substantially the same as a matter voted upon at any special meeting of the stockholders held during the preceding twelve months. The business at all special meetings shall be confined to that specifically named in the notice thereof.

Section 4. -- NOTICE AND WAIVER; ORGANIZATION OF MEETING.

     When stockholders are required or permitted to take any action at a meeting whether special or annual, written or printed notice of every meeting shall be given to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting. The notice shall state the place, day, and hour of such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given, personally or by mail, not less than 10 or more than 90 days before the date of the meeting. If mailed, such notice shall be deemed given when deposited with the United States Postal Service, postage prepaid, addressed to the stockholder at his or her address as it appears on the records of the Corporation or its registrar. The business at all special meetings shall be confined to that specifically named in the notice thereof.

     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 120 days, or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which circumstances a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.

     Notice of any meeting of stockholders may be waived in writing by any stockholders entitled to vote at such meeting. Attendance at a meeting by any stockholder, in person or by proxy, shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

     All meetings of the stockholders shall be called to order by the Chairman of the Board, or in his or her absence by the President or a Vice President; or in the case of the absence of such Officers, then by any stockholder. The party calling the meeting to order shall be Chairman of the meeting. The Secretary of the Corporation, if present, shall act as secretary of the meeting, unless some other person shall be elected by the stockholders at the meeting to act as secretary. An accurate record of the meeting shall be kept by the secretary thereof, and placed in the record books of the Corporation.

Section 5. -- ORDER OF BUSINESS.

    (a) At any Annual Meeting, only such business shall be conducted as shall have been brought before the Annual Meeting (i) by or at the direction of the Board, or (ii) by any stockholder who complies with the procedures set forth in this Section 5.

    (b) For nominations or other business to be brought properly before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal office of the Corporation not less than 75 days prior to the anniversary of the date on which notice of the prior year's Annual Meeting was given to stockholders in accordance with Section 4 of this Article II. Notices by facsimile will not be accepted by the Secretary of the Corporation. To be in proper written form, a stockholder's notice to the Secretary shall set forth in writing as to each matter the stockholder proposes to bring before the Annual Meeting:

        (i) as to each person whom the stockholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the "Exchange Act") or any applicable successor provisions thereto, including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; and as to the stockholder giving the notice, the name and address, as they appear on the Corporation's books, of the stockholder proposing such nomination and the class and number of shares of stock of the Corporation which are beneficially owned by the stockholder.

        (ii) as to any other business that the stockholder proposes to bring before the meeting:

            (A) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

            (B) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business;

            (C) the class and number of shares of stock of the Corporation which are beneficially owned by the stockholder; and

            (D) any material interest of the stockholder in such business.

    (c) Notwithstanding anything in these by-laws to the contrary, no business shall be conducted at an Annual Meeting except in accordance with the procedures set forth in this Section 5 of Article II. The Chairman of an Annual Meeting shall, if the facts warrant, determine and declare at the Annual Meeting that business was not properly brought before the Annual Meeting in accordance with the provisions of this Section 5 of Article II and, if the Chairman should so determine, he or she shall so declare at the Annual Meeting and any such business not properly brought before the Annual Meeting shall not be transacted.

    (d) Notwithstanding the foregoing provisions of this Section, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section. Nothing in this Section shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 6. -- QUORUM.

     At any meeting of the stockholders the presence in person or by proxy of stockholders entitled to cast a majority of the votes thereat shall constitute a quorum for the transaction of business.

     When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

     The stockholders present, although less than a quorum, may adjourn the meeting to another time or place; provided that notice of such adjourned meeting is given in accordance with the provisions of Section 4 of this Article II.

Section 7. -- VOTING; PROXIES.

     At all meetings of the stockholders each stockholder shall be entitled to one vote for each share of Common Stock standing in his or her name and, when the Preferred Stock is entitled to vote, such number of votes as shall be provided in the Charter of the Corporation for each share of Preferred Stock standing in his or her name, and the votes shall be cast by stockholders in person or by lawful proxy. However, no proxy shall be voted 11 months after the date thereof, unless the proxy provides for a longer period.

Section 8. -- METHOD OF VOTING.

     All elections and all other questions shall be decided by a majority of the votes cast, at a meeting at which a quorum is present, except as expressly provided otherwise by the general laws of the State of Maryland or the Charter and except that Directors shall be elected by a plurality of the votes cast.

Section 9. -- OWNERSHIP OF ITS OWN STOCK.

     Shares of capital stock of the Corporation held by either (i) the Corporation or (ii) another corporation, if a majority of the shares entitled to vote in the election of Directors of such other corporation is held, directly or indirectly, by the Corporation (a "Controlled Corporation"), shall neither be entitled to vote nor be counted for quorum purposes. Nothing in this
Section 9 shall be construed as limiting the right of the Corporation or any Controlled Corporation to vote stock of the Corporation held by it in a fiduciary capacity.

Section 10. -- JUDGE OF ELECTION AND TELLERS.

     The Directors shall, at a regular or special meeting, appoint a Judge of Election and two Tellers to serve at each meeting of stockholders. If the Directors fail to make such appointments, or if the Judge of Election and/or Tellers, or any of them, fail to appear at the meeting, the Chairman of the meeting shall appoint a Judge of Election and/or a Teller or Tellers to serve at that meeting. It shall be the duty of the Tellers to receive the ballots of all the holders of stock entitled to vote and present at a meeting either in person or by proxy, and to count and tally said ballots by the official record of stockholders of the Corporation, or by a summary prepared therefrom and certified by the Stock Transfer Agent or the Secretary of the Corporation showing the number of shares of Common and, if entitled to vote, Preferred Stock owned of record by each stockholder, who may be designated therein by name, code number, or otherwise, and certify them to the Judge of Election, and the said Judge shall communicate in writing the result of the balloting so certified by the Tellers to the Chairman who shall at once announce the same to the meeting. This certificate, signed by the Tellers and countersigned by the Judge, shall be duly recorded as part of the minutes of the meeting and filed among the records of the Corporation.

Section 11. --  RECORD DATE FOR STOCKHOLDERS; CLOSING OF TRANSFER BOOKS.

     The Board may fix, in advance, a date as the record for the determination of the stockholders entitled to notice of, or to vote at, any meeting of stockholders, or entitled to receive payment of any dividend, or entitled to the allotment of any rights, or for any other proper purpose. Such date in any case shall not be more than 90 days (and in the case of a meeting of stockholders not less than 10 days) prior to the date on which the particular action requiring such determination of stockholders is to be taken. Only stockholders of record on such date shall be entitled to notice of or to vote at such meeting or to receive such dividends or rights, as the case may be. In lieu of fixing a record date the Board may close the stock transfer books of the Corporation for a period not exceeding 20 nor less than 10 days preceding the date of any meeting of stockholders or not exceeding 20 days preceding any other of the above mentioned events.

                                  ARTICLE III
                       BOARD OF DIRECTORS AND COMMITTEES

Section 1. -- POWERS OF DIRECTORS.

     The business and affairs of the Corporation shall be managed by the Board which shall have and may exercise all the powers of the Corporation, except such as are expressly conferred upon or reserved by the stockholders by law, by Charter, or by these by-laws. Except as otherwise provided herein, the Board shall appoint the Officers for the conduct of the business of the Corporation, determine their duties and responsibilities and fix their compensation. The Board may remove any Officer.

Section 2. -- NUMBER AND ELECTION OF DIRECTORS.

     The number of Directors shall be fifteen (15), or such other number as the Board of Directors shall determine by amendment to these by-laws. Each Director shall own at least 300 shares of the Corporation's Common Stock. The Directors shall be elected at each Annual Meeting of the stockholders except as otherwise provided in these by-laws. They shall hold their offices for one year and until their successors are elected and qualified, or until their earlier resignation or removal.

Section 3. -- VACANCIES.

     Any vacancy occurring in the Board from any cause other than by reason of a removal or an increase in the number of Directors, may be filled only by a majority of the remaining Directors although such majority is less than a quorum or by a sole remaining Director. Any vacancy occurring by reason of an increase in the number of Directors may be filled only by a majority of Directors. A Director elected to fill a vacancy shall hold office until the next Annual Meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Section 4. -- RESIGNATIONS.

     Any Director of the Corporation may resign at any time by giving written notice to the Corporation. Such resignation shall take effect at the time specified therein, if any, or if no time is specified therein, then upon receipt of such notice by the Corporation; and, unless otherwise provided therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5. -- MEETINGS OF THE BOARD.

     A regular meeting of the Board shall be held immediately after the Annual Meeting of stockholders or any special meeting of the stockholders at which the Board is elected, and thereafter regular meetings of the Board shall be held on such dates during the year as may be designated from time to time by the Board. All meetings of the Board shall be held at the general offices of the Corporation in the City of Baltimore or elsewhere, as ordered by the Board. Of all such meetings (except the regular meeting held immediately after the election of Directors) the Secretary shall give notice to each Director personally or by telephone, by facsimile directed to, or by written notice deposited in the mails addressed to, his or her residence or business address at least 48 hours before such meeting.

     Special meetings may be held at any time or place upon the call of the Chairman of the Board, or the President, or in their absence, on order of the Executive Committee by notices as above. In the event three-fourths of the Directors in office waive notice of any meeting in writing at or before the meeting, the meeting may be held without the aforesaid advance notices.

     The Chairman shall preside at all meetings of the Board, or, in his or her absence, the President or one of the Vice Presidents (if a member of the Board) shall preside. If at any meeting none of the foregoing persons is present, the Directors present shall designate one of their number to preside at such meeting.

Section 6. -- TELEPHONE MEETINGS PERMITTED.

     Members of the Board, or any committee, may participate in a meeting thereof by means of conference telephone or similar communications equipment in which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 7. -- QUORUM.

     A majority of the Directors in office shall constitute a quorum of the Board for the transaction of business. If a quorum be not present at any meeting, a majority of the Directors present may adjourn to any time and place they may see fit.

Section 8. -- EXECUTIVE COMMITTEE.

     The Directors shall annually, at their first meeting succeeding the stockholders' meeting at which they are elected, elect from among their number an Executive Committee of at least three. The Executive Committee may exercise, in the intervals between meetings of the Board, all of the powers of the Board in the management of the business and affairs of the Corporation, except the power to declare dividends, to issue stock other than as hereinafter stated, to recommend to stockholders any action requiring stockholder approval, amend the by-laws, or approve any merger or share exchange which does not require stockholder approval. If the Board has given general authorization for the issuance of stock, the Executive Committee, in accordance with a general formula or method specified by the Board by resolution or by adoption of a stock option or other plan, may fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the Board.

     The members of the Executive Committee shall hold their offices as such for one year and until their successors are elected and qualified, or until their earlier resignation or removal. All vacancies in said Committee shall be filled by the Board, but in the absence of a member or members of the Executive Committee, the members thereof present at any meeting (whether or not they constitute a quorum) may appoint a member of the Board to act in the place of such absent member. They shall designate one of their number as Chairman of the Committee, and shall keep a separate book of minutes of their proceedings and actions. They shall elect a Secretary to the Committee who shall give notice personally or by mail, telephone, or facsimile to each member of the Committee of all meetings, not later than 12 noon of the day before the meeting, unless a majority of the members of the Executive Committee in office waive notice thereof in writing at or before the meeting in which case the meeting may be held without the aforesaid advance notice. Meetings may be called by the Chairman of the Committee or by the Chief Executive Officer, or, in the event of their absence, by one of the other Officers among the Chairman of the Board, the President or the Vice Presidents (if a member of the Board). A majority of the members of the Executive Committee shall constitute a quorum for the transaction of business.

Section 9. -- AUDIT COMMITTEE.

     The Directors shall annually, at their first meeting succeeding the stockholders' meeting at which they are elected, elect from among their number an Audit Committee which shall consist of at least three Directors who shall be independent of Management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member, PROVIDED that no Director who was formerly an Officer of the Corporation shall be a member of the said Audit Committee. The members of the Audit Committee shall hold their offices as such for one year and until their successors are elected and qualified, or until their earlier resignation or removal. All vacancies in said Committee shall be filled by the Board. They shall designate one of their number as Chairman of the Committee, and shall keep a separate book of minutes of their proceedings and actions. They shall elect a Secretary to the Committee who shall give notice personally or by mail, telephone, or facsimile to each member of the Committee of all meetings, not later than 12 noon of the day before the meeting, unless a majority of the members of the Audit Committee in office waive notice thereof in writing at or before the meeting in which case the meeting may be held without the aforesaid advance notice. A majority of the members of the Audit Committee shall constitute a quorum for the transaction of business.

     In order to provide for direct communication between representatives of the Board and the Independent Auditors for the Corporation, the Audit Committee, in furtherance of this charge, shall have the following duties and responsibilities:

   (1) To recommend to the Board the public accounting firm (the "Independent Auditors") to be engaged to conduct the annual financial audit of the Corporation.

   (2) To discuss with such Independent Auditors the scope of their examination which shall be in accordance with generally accepted auditing standards with appropriate reports thereon to be submitted to the Board.

   (3) To review with the Independent Auditors and appropriate financial officers and Management of the Corporation, the annual financial statements and the Independent Auditors' report thereon.

   (4) To invite comments and recommendations from the Independent Auditors regarding the need for and/or results of the reviews of those financial statements and other documents and data reviewed or certified by such Independent Auditors.

   (5) To invite comments and recommendations from the Independent Auditors regarding the system of internal controls, accounting policies and practices, and any other related matters employed by the Corporation.

   (6) To meet with the Corporation's internal auditor in order to ensure, as a part of the system of internal controls, that an adequate program of internal auditing is being continuously carried out, to determine that the Corporation's internal audit staff is adequate and to review the findings of such staff's investigations.

   (7) To report periodically regarding its activities to the Board and to make such recommendations and findings concerning any audit or audit-related matter as the Audit Committee deems appropriate.

Section 10. -- COMMITTEE ON MANAGEMENT.

     The Directors shall annually, at their first meeting succeeding the stockholders' meeting at which they are elected, elect from among their number a Committee on Management consisting of at least three members. The members of the Committee on Management shall hold their offices as such for one year and until their successors are elected and qualified, or until their earlier resignation or removal. All vacancies in said Committee shall be filled by the Board. They shall designate one of their number as Chairman of the Committee, and shall keep a separate book of minutes of their proceedings and actions. They shall elect a Secretary to the Committee who shall give notice personally or by mail, telephone, or facsimile to each member of the Committee of all meetings, not later than 12 noon of the day before the meeting, unless a majority of the members of the Committee on Management in office waive notice thereof in writing at or before the meeting in which case the meeting may be held without the aforesaid advance notice. A majority of the members of the Committee on Management shall constitute a quorum for the transaction of business.

     The Committee on Management shall recommend to the Board nominees for election as Directors and shall consider the performance of incumbent Directors in determining whether to nominate them to stand for reelection. The Committee shall, among other things, consider any major changes in the organization of the Corporation. It shall recommend to the Board the remuneration arrangements for Officers and Directors of the Corporation. The Committee shall recommend to the full Board nominees for Officers of the Corporation. The Committee on Management shall have such additional powers and perform such duties as shall be prescribed by resolution of the Board.

Section 11. -- OTHER COMMITTEES.

     The Board is authorized to appoint from among its members such other committees as it may, from time to time, deem advisable and to delegate to such committee or committees any of the powers of the Board which it may lawfully delegate. Each such committee shall consist of at least three Directors.

Section 12. -- FEES AND EXPENSES.

     Each member of the Board, other than salaried Officers and employees, shall be paid an annual retainer fee, payable in quarterly installments, in such amount as shall be specified from time to time by the Board. Each Committee Chair shall be paid an annual retainer fee, payable in quarterly installments, in such amount as shall be specified from time to time by the Board.

     Each member of the Board, other than salaried Officers and employees, shall be paid such fee as shall be specified from time to time by the Board for attending each regular or special meeting of the Board and for attending, as a committee member, each meeting of the Executive Committee, Audit Committee, Committee on Management and any other committee appointed by the Board. Each member shall be paid reasonable traveling expenses incident to attendance at meetings.


                                  ARTICLE IV
                                   OFFICERS

Section 1. -- OFFICERS.

     The Corporation shall have a Chairman of the Board, a President, one or more Vice Presidents, a Treasurer, and a Secretary who shall be elected by, and hold office at the will of, the Board. The Chairman of the Board and the President shall be chosen from among the Directors. The Board shall designate either the Chairman of the Board or the President to be the Chief Executive Officer of the Corporation. The Board shall also elect such other Officers as they may deem necessary for the conduct of the business and affairs of the Corporation. Any two offices, except those of President and Vice President, may be held by the same person, but no person shall sign checks, drafts and promissory notes, or execute, acknowledge or verify any other instrument in more than one capacity, if such instrument is required by law, the Charter, these by-laws, a resolution of the Board or order of the Chief Executive Officer to be signed, executed, acknowledged or verified by two or more Officers. The President, any Vice President, or such other persons as may be designated by the Board, shall sign all special contracts of the Corporation, countersign checks, drafts and promissory notes, and such other papers as may be directed by the Board. The President, or any Vice President, together with the Treasurer or an Assistant Treasurer (if any), shall have authority to sell, assign or transfer and deliver any bonds, stocks or other securities owned by the Corporation. The Chairman of the Board, President and Vice Presidents shall receive such compensation as shall be fixed by the Board. Compensation for Officers other than the Chairman of the Board, President and Vice Presidents shall be fixed by the Chief Executive Officer.

The Board shall require a fidelity bond to be given by each Officer, or, in its discretion, the Board may substitute a general blanket fidelity bond or insurance contract to cover all Officers and employees.

Section 2. -- DUTIES OF THE OFFICERS.

   (a) CHAIRMAN OF THE BOARD
      The Chairman of the Board shall preside at all meetings of the Board and of stockholders. The Chairman of the Board shall also have such other powers and duties as from time to time may be assigned by the Board.

   (b) PRESIDENT
      The President shall have general executive powers, as well as specific powers conferred by these by-laws. The President shall also have such other powers and duties as from time to time may be assigned by the Board. In the absence of the Chairman of the Board, the President shall perform all the duties of the Chairman of the Board.

   (c) VICE PRESIDENTS
      Each Vice President shall have such powers and duties as may be assigned by the Board or the Chief Executive Officer, as well as the specific powers assigned by these by-laws. A Vice President may be designated by the Board or the Chief Executive Officer to perform, in the absence of the President, all the duties of the President.

   (d) TREASURER
      The Treasurer shall have the care and the custody of the funds and valuable papers of the Corporation, and shall receive and disburse all moneys in such a manner as may be prescribed by the Board or the Chief Executive Officer. The Treasurer shall have such other powers and duties as may be assigned by the Board, or the Chief Executive Officer, as well as specific powers assigned by these by-laws.

   (e) SECRETARY
      The Secretary shall attend all meetings of the stockholders and Directors and shall notify the stockholders and Directors of such meetings in the manner provided in these by-laws. The Secretary shall record the proceedings of all such meetings in books kept for that purpose. The Secretary shall have such other powers and duties as may be assigned by the Board or the Chief Executive Officer, as well as the specific powers assigned by these by-laws.

   (f) OTHER OFFICERS
     Such other Officers as are appointed by the Board shall exercise such duties and have such powers as by custom and applicable law generally pertain to their respective offices as well as such duties and powers as the Board or the Chief Executive Officer may assign.

Section 3. -- TERMS OF OFFICE; REMOVALS AND VACANCIES.

     Any Officer may be removed by the Board in its sole judgment. In case of removal, the salary of such Officer shall cease. Removal shall be without prejudice to the contractual rights, if any, of the person so removed, but election of an Officer shall not of itself create contractual rights.

     Each Officer shall hold office until his or her successor is elected and qualified or until his or her earlier removal or resignation.

     Any vacancy occurring in any office of the Corporation shall be filled by the Board and the Officer so elected shall hold office for the unexpired term in respect of which the vacancy occurred and until his or her successor shall be duly elected and qualified.

     In any event of absence or temporary disability of any Officer of the Corporation, the Board may authorize another person to perform the duties of that office.

Section 4. -- VOTING SECURITIES OWNED BY THE CORPORATION.

     Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman, the President or any Vice President and any such Officer may, in the name of and on behalf of the Corporation, take all such action as any such Officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.


                                   ARTICLE V
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. -- PROCEDURE.

     The Corporation shall indemnify all Directors, Officers and employees to the fullest extent permitted by the general laws of the State of Maryland and shall provide indemnification expenses in advance to the extent permitted thereby. The Corporation will follow the procedures required by applicable law in determining persons eligible for indemnification and in making indemnification payments and advances.

Section 2. -- EXCLUSIVITY, ETC.

     The indemnification and advance of expenses provided by the Charter and these by-laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested Directors or other provision that is consistent with law, both as to action in his or her official and administrators of such person. All rights to indemnification and advance of expenses under the Charter of the Corporation and hereunder shall be deemed to be a contract between the Corporation and each Director or Officer of the Corporation who serves or served in such capacity at any time while this by-law is in effect. Nothing herein shall prevent the amendment of this by-law, PROVIDED that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this by-law shall not in any way diminish any rights to indemnification or advance of expenses of such Director or Officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this by-law or any provision hereof is in force.

Section 3. -- SEVERABILITY; DEFINITIONS.

     The invalidity or unenforceability of any provision of this Article V shall not affect the validity or enforceability of any other provision hereof. The phrase "this by-law" in this Article V means this Article V in its entirety.


                                  ARTICLE VI
                                 CAPITAL STOCK

Section 1. -- EVIDENCE OF STOCK OWNERSHIP.

     Evidence of ownership of stock in the Corporation may be either pursuant to a certificate(s) or a statement in compliance with the general laws of the State of Maryland, each of which shall represent the number of shares of stock owned by a stockholder in the Corporation. Stockholders may request that their stock ownership be represented by a certificate(s). In case any Officer who signed any certificate, in facsimile or otherwise, ceases to be such Officer of the Corporation before the certificate is issued, the certificate may nevertheless be issued by the Corporation with the same effect as if the Officer had not ceased to be such Officer as of the date of its issue.

     For stock ownership evidenced by a statement, such statement shall be in such form, and executed, as required from time to time by the general laws of the State of Maryland.

Section 2. -- TRANSFER OF SHARES.

     Stock shall be transferable only on the books of the Corporation by assignment in writing by the registered holder thereof, his or her legally constituted attorney, or his or her legal representative, either upon surrender and cancellation of the certificate(s) therefor, if such stock is represented by a certificate, or upon receipt of such other documentation for stock not represented by a certificate as the Board and the general laws of the State of Maryland may, from time to time, require.

Section 3. -- LOST, STOLEN OR DESTROYED CERTIFICATES.

     No certificate for shares of stock of the Corporation shall be issued in place of any other certificate alleged to have been lost, stolen, or destroyed, except upon production of such evidence of the loss, theft or destruction and upon indemnification of the Corporation to such extent and in such manner as the Board may prescribe.

Section 4. -- TRANSFER AGENTS AND REGISTRARS.

     The Board shall appoint a person or persons, the Corporation or any incorporated trust company or companies or any of them, as transfer agents and registrars and, if stock is represented by a certificate, may require that such certificate bear the signatures or the counter-signatures of such transfer agents and registrars, or either of them.

Section 5. -- STOCK LEDGER.

     The Corporation shall maintain at its principal office, a stock record containing the names and addresses of all stockholders and the numbers of shares of each class held by each stockholder.

                                  ARTICLE VII
                                 MISCELLANEOUS

Section 1. -- SEAL.

     The Board shall provide, subject to change, a suitable corporate seal which may be used by causing it, or facsimile thereof, to be impressed or affixed or reproduced on the Corporation's stock certificates, bonds, or any other documents on which the seal may be appropriate.

Section 2. -- AMENDMENTS.

     These by-laws, or any of them, may be amended or repealed, and new by-laws may be made or adopted only at any meeting of the Board, by vote of a majority of the Directors or at a meeting of the shareholders, duly called, by a vote of two-thirds of the shareholders eligible to vote thereon.

Section 3. -- SECTION HEADINGS AND STATUTORY REFERENCES.

     The headings of the Articles and Sections of these by-laws have been inserted for convenience of reference only and shall not be deemed to be a part of these by-laws.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The following description of indemnification allowed under Maryland statutory law is a summary rather than a complete description. Reference is made to Section 2-418 of the Corporations and Associations Article of the Maryland Annotated Code, which is incorporated herein by reference, and the following summary is qualified in its entirety by such reference.

         By statute, a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan ("Director"). Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the Proceeding unless it is proven that (a) the act or omission of the Director was material to the matter giving rise to the Proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the Director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal action or proceeding, the Director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation. A Director or officer who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding. The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received. Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director or officer, may order indemnification if it determines that in view of all the relevant circumstances, the Director or officer is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a Director under certain circumstances, including a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

         A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute.

         The indemnification and advancement of expenses provided or authorized by this statute may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

         A corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer, whether or not the corporation would have the power to indemnify a Director or officer against liability under the provision of this section of Maryland law. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

         Article Eighth of the Company's Charter reads as follows:

         "(a) (i) The Corporation shall indemnify

                  (A) its Directors and Officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland, now or hereafter in force, including the advance of expenses, under the procedures and to the full extent permitted by law, and

                  (B) other employees and agents, to such extent as shall be authorized by the Board of Directors or the Corporation's by-laws and be permitted by law.

              (ii) The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.


             (iii) The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

         (b) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no Director or Officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to Directors and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal."

         Article V of the Company's By-Laws reads as follows:

         "The Corporation shall indemnify all Directors, Officers and employees to the fullest extent permitted by the general laws of the State of Maryland and shall provide indemnification expenses in advance to the extent permitted thereby. The Corporation will follow the procedures required by applicable law in determining persons eligible for indemnification and in making indemnification payments and advances.

         The indemnification and advance of expenses provided by the Charter and these by-laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested Directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, shall continue in respect of all events occurring while a person was a Director or Officer after such person has ceased to be a Director or Officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses under the Charter of the Corporation and hereunder shall be deemed to be a contract between the Corporation and each Director or Officer of the Corporation who serves or served in such capacity at any time while this by-law is in effect. Nothing herein shall prevent the amendment of this by-law, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this by-law shall not in any way diminish any rights to indemnification or advance of expenses of such Director or Officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this by-law or any provision hereof is in force."

         The Directors and officers of the Company are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933. The premium for this insurance is paid by the Company.



               ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


                  (a)      The following exhibits are filed herewith:

EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT

2 Agreement and Plan of Share Exchange (included as Appendix A to the Proxy Statement and Prospectus in Part I of this Registration Statement).

3.1 Amended and Restated Articles of Incorporation of Constellation Energy Group, Inc. (included as Appendix B to the Proxy Statement and Prospectus in Part I of this Registration Statement).

3.2 By-laws of Constellation Energy Group, Inc. (included as Appendix C to the Proxy Statement and Prospectus in Part I of this Registration Statement).

3.3 Charter of Baltimore Gas and Electric Company, restated as of August 16, 1996 (designated as Exhibit No. 3 in Form 10-Q dated November 14, 1996, File No. 1-1910).

3.4 By-laws of Baltimore Gas and Electric Company, as amended to October 16, 1998 (designated as Exhibit No. 3 in Form 10-Q dated November 13, 1998, File No. 1-1910).

5        Opinion of Janet E. McHugh, Counsel to Constellation Energy Group, Inc.

8        Opinion of Miller & Chevalier

23.1     Consent of Janet E. McHugh (included in Exhibit 5)

23.2     Consent of Miller & Chevalier (included in Exhibit 8)

23.3     Consent of PricewaterhouseCoopers LLP

99.1     Form of Proxy Cards and other proxy solicitation materials

99.2 Consents of persons to become directors of Constellation Energy Group, Inc. upon the share exchange

         (b) The financial statement schedules are incorporated by reference from BGE's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

                              ITEM 22. UNDERTAKINGS


         (a) The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any shares of Constellation Energy common stock which are not issued in the share exchange.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on March 3, 1999.

Constellation Energy Group, Inc.

         /s/ David A. Brune
By:______________________________
   David A. Brune, Vice President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Charles W. Shivery
_________________________________   Director,                 March 3, 1999
Charles W. Shivery                  Chairman of
                                    the Board,
                                    and President


/s/ David A. Brune
_________________________________   Director,                 March 3, 1999
David A. Brune                      Vice President,
                                    and Secretary


/s/ Thomas E. Ruszin, Jr.
_________________________________   Director,                 March 3, 1999
Thomas E. Ruszin, Jr.               Treasurer

                                  Exhibit Index


EXHIBIT
NUMBER            DESCRIPTION OF DOCUMENT

2 Agreement and Plan of Share Exchange (included as Appendix A to the Proxy Statement and Prospectus in Part I of this Registration Statement).

3.1 Amended and Restated Articles of Incorporation of Constellation Energy Group, Inc. (included as Appendix B to the Proxy Statement and Prospectus in Part I of this Registration Statement).

3.2 By-laws of Constellation Energy Group, Inc. (included as Appendix C to the Proxy Statement and Prospectus in Part I of this Registration Statement).

3.3 Charter of Baltimore Gas and Electric Company, restated as of August 16, 1996 (designated as Exhibit No. 3 in Form 10-Q dated November 14, 1996, File No. 1-1910).

3.4 By-laws of Baltimore Gas and Electric Company, as amended to October 16, 1998 (designated as Exhibit No. 3 in Form 10-Q dated November 13, 1998, File No. 1-1910).

5                 Opinion of Janet E. McHugh, Counsel to Constellation Energy
                  Group, Inc.

8                 Opinion of Miller & Chevalier

23.1              Consent of Janet E. McHugh (included in Exhibit 5)

23.2              Consent of Miller & Chevalier (included in Exhibit 8)

23.3              Consent of PricewaterhouseCoopers LLP

99.1              Form of Proxy Cards and other proxy solicitation materials

99.2 Consents of persons to become directors of Constellation Energy Group, Inc. upon the share exchange